Exhibit 2.1

PURCHASE AND SALE AGREEMENT

EFFECTIVE JULY 1, 2012

BY AND BETWEEN

NEWFIELD EXPLORATION COMPANY

AND

NEWFIELD EXPLORATION GULF COAST LLC

AS SELLER

AND

W&T OFFSHORE, INC.

AS BUYER

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4.09	Knowledgeable Buyer	13
4.10	No Distribution	13
4.11	Reliance; Independent Investigation	13
4.12	Federal Leases	13
4.13	Breach on Date Hereof	14

Article V – Disclaimers and Waivers		14

Article VI – Title and Environmental Due Diligence		15
6.01	Title Due Diligence Examination	15
6.02	Environmental Due Diligence Examination	19
6.03	Options of Seller with Respect to Title Defects and Environmental Defects	21
6.04	Resolution of Post-Closing Defects	21
6.05	Condition Precedent to Any Adjustment of the Purchase Price for Title Defects and Environmental Defects	22
6.06	Buyer Indemnification	22

Article VII – Additional Agreements of Parties		23
7.01	Access	23
7.02	Operations Prior to Closing	23
7.03	Reasonable Best Efforts	24
7.04	Notice of Litigation	24
7.05	Preferential Rights to Purchase and Consents	24
7.06	Notification of Inaccuracy of Representation and Warranty	26
7.07	Suspense Funds	26
7.08	SEC Sec. 210.3-05	26

Article VIII – Conditions Precedent to Closing		27
8.01	Seller’s Conditions Precedent	27
8.02	Buyer’s Conditions Precedent	28

Article IX – Closing; Certain Post-Closing Agreements		29
9.01	Time and Place of Closing	29
9.02	Closing Obligations	29
9.03	Delivery of Records	29
9.04	Removal of Logos	30
9.05	Final Settlement	30
9.06	Buyer’s Post-Closing Representation Regarding Access	30
9.07	Filings with State and Federal Agencies and Recording	31
9.08	Disposition of Imbalances and Make Up Obligations	31

Article X – Termination		31
10.01	Termination	31
10.02	Effect of Termination	32

Article XI – Survival and Indemnification		33
11.01	Survival	33

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11.02	Indemnification by Seller	34
11.03	Assumption of Liabilities and Indemnification by Buyer	35
11.04	Inducement to Seller	36
11.05	Indemnification Proceedings	36
11.06	Exclusivity	37
11.07	Insurance Proceeds	37
11.08	Limited to Actual Damages	37
11.09	Express Negligence Rule	37
11.10	Seller’s General Liability Limitation	38

Article XII – Casualty Loss		38
12.01	Casualty Loss	38

Article XIII – Certain Definitions and References		39
13.01	Certain Defined Terms	39
13.02	Certain Additional Defined Terms	41
13.03	References and Construction	43

Article XIV – Miscellaneous		43
14.01	Exhibits	43
14.02	Expenses	43
14.03	No Sales Taxes	43
14.04	Notices	44
14.05	Amendments	45
14.06	Assignment	45
14.07	Headings; Time of Essence	45
14.08	Counterparts	45
14.09	Governing Law	45
14.10	Entire Agreement	45
14.11	Parties in Interest	46
14.12	Arbitration	46
14.13	Public Announcements	46
14.14	Confidentiality	46
14.15	Option to Make “Like Kind” Exchange	47
14.16	Further Assurances	47
14.17	Operatorship	47
14.18	Severability	47

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EXHIBITS

Exhibit “A”	Leases, Wells and Other Interests

Exhibit “A-1”	Contracts and Rights of Way

Exhibit “A-2”	Facilities and Equipment

Exhibit “A-3”	Excluded Assets

Exhibit “B”	Form of Assignment of Overriding Royalty Interest [RE: MC 800.]

Exhibit “C”	Form of Assignment and Bill of Sale

Exhibit “C-1”	Form of Assignment of Interest (BOEM Forms 149, 150 and 151)

Exhibit “D”	Form of Transition Services Agreement

SCHEDULES

Schedule 2.06	Allocation of Purchase Price

Schedule 3.08	Third Party Claims, Disputes and Litigation

Schedule 3.09	Imbalances and Make Up Obligations

Schedule 3.10	Call on Production

Schedule 3.12	Compliance with Laws

Schedule 3.15	Authorizations for Expenditure

Schedule 3.16	Preferential Rights and Consents

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated September 17, 2012 (this “Agreement”), is by and between Newfield Exploration Company, a Delaware corporation, on behalf of itself and its wholly owned subsidiary, Newfield Exploration Gulf Coast LLC, a Texas limited liability company (collectively, “Newfield” or “Seller”), whose address is 363 N Sam Houston Parkway East, Suite 100. Houston, Texas 77060-2405, and W&T Offshore, Inc., a Texas corporation (“Buyer”), whose address is Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

W I T N E S S E T H:

WHEREAS Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Agreement, all of Seller’s right, title and interest in and to those certain oil and gas interests and associated assets as described herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, as of the Effective Date herein below defined, all of Seller’s right, title and interest in and to the following (the “Assets”):

(a)	The oil, gas and mineral leases described in Exhibit “A” attached hereto (the “Leases”) and, with respect to the Leases, the oil and/or gas wells located thereon, including those described in Exhibit “A” (the “Wells”), including, without limitation, the interests specified on Exhibit “A” along with all other right, title and interest of Seller in and to the Wells and the Leases;

(b)	Except to the extent as may be limited by the Leases, all of Seller’s rights, privileges, benefits and powers conferred upon Seller, as the holder of any Lease, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by such Lease that may be necessary or useful to the possession and enjoyment of such Lease; except to the extent as may be limited by the Leases, all of Seller’s rights in any pools or units which include all or any part of any Lease or any Well (the “Units”), including Seller’s right, title and interest in production from any Unit, regardless of whether such Unit production is derived from wells located on or off a Lease and Seller’s right, title and interest in any wells within any such Unit;

(c)	To the extent assignable, all of Seller’s right, title and interest in and to permits, (excluding, however, seismic permits), servitudes, easements, rights-of-way, orders, lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, transportation and marketing agreements, operating agreements, unit agreements, production handling agreements, processing agreements, facilities or equipment leases and other contracts, agreements and rights, all to the extent used, or held for use, with respect to the ownership or operation of the Assets, or with respect to the production or treatment of Hydrocarbons from, or attributable to, the Assets, including, without limitation, the agreements and contracts described in Exhibit “A-1”, but excluding any such contracts, agreements and rights where transfer of same is prohibited by third party agreement or operation of law (collectively, the “Contracts”); provided, however, upon written request from Buyer, Seller will use Reasonable Best Efforts to obtain consents to assign on any Contracts containing such prohibitions;

(d)	All of Seller’s right, title and interest in and to all platforms, caissons, subsea production systems, subsea tie-backs and facilities (including topsides), equipment, machinery, fixtures and other real, personal and mixed property situated on, or being fabricated or constructed specifically for, the Leases and/or used in the operation of the Assets, including well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, umbilicals, gathering lines, transmission lines and all other pipelines, used or held specifically for use in connection with the Wells, Leases and Units, whether or not located on the premises of the lands covered by the Leases, including all Facilities and Equipment acquired for the joint account under applicable joint operating agreements including, without limitation, the assets described in Exhibit “A-2” (collectively, the “Facilities and Equipment”);

(e)	All of Seller’s right, title and interest in effect as of the Effective Date in and to the Hydrocarbons produced from the Assets after the Effective Date, including “line fill” and inventory downstream of platform processing facilities, attributable to the Wells, the Leases and Units;

(f)	Originals, or, if originals are unavailable, copies of, all of the files, records, information and data relating directly to the Assets in Seller’s possession, including title records, abstracts, title opinions, title certificates, production records, severance tax records, and all other information relating directly to the ownership or operation of the Assets, but exclusive of (i) any such records, data or information where transfer of same is prohibited by third party agreements or applicable law, as to which Seller is unable to secure a waiver or, where appropriate, Buyer at its sole expense has not obtained an appropriate license, and (ii) the work product of Seller’s legal counsel, excluding title opinions (collectively, the “Records”); and

(g)	All of Seller’s right, title and interest in and to (i) any proprietary seismic data covering the lands covered by the Leases and any reprocessed data (and related maps) in respect thereof, (ii) any seismic data reprocessed by Seller (and related maps) for which Buyer, on or prior to Closing (or within five (5) Business Days after Closing), has obtained an appropriate license from the seismic contractor, together with any available interpreted horizons, faults, polygons and reservoir maps generated from the original/reprocessed data, to the extent disclosure or transfer of same is permitted under such license obtained by Buyer.

1.02 Excluded Assets. Notwithstanding anything to the contrary in Section 1.01 or elsewhere herein, the Assets do not include the following (the “Excluded Assets”):

(a)	all trade credits, deposits into revenue banks (including the deposit referenced in Section 2.08) and all accounts, instruments and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Date;

(b)	all claims, including claims for insurance proceeds, and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets;

(c)	all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Date;

(d)	other than as compensated for by an upward Purchase Price adjustment pursuant to Section 2.04(a)(1), all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date, together with all proceeds from or of such Hydrocarbons, and all Hydrocarbons that, as of the Effective Date, are owned by Seller and in storage or otherwise held in inventory and all proceeds attributable thereto;

(e)	all claims of Seller for refunds of or loss carry forwards with respect to (i) production, severance or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

(f)	all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

(g)	all amounts resulting from any hedging transactions and any gains or losses attributable to any hedging activities;

(h)	all proceeds, income, revenues, claims, refunds or other benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures) not otherwise enumerated above, including any royalty overpayment receivables and/or future deductions as royalty offsets generated as a result of Seller’s audit of royalties paid to the Bureau of Ocean Energy Management, formerly the Minerals Management Service (“BOEM”), or other applicable Governmental Entity, prior to the Effective Date as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Date; or (ii) any Excluded Assets;

(i)	any of Seller’s corporate, limited liability company, partnership, financial and tax records;

(j)	any of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(k)	all documents and instruments of Seller relating to the Assets that are protected by an attorney-client privilege (other than title opinions and title curative);

(l)	all data in respect of the Assets that cannot be disclosed or assigned to Buyer without breaching confidentiality arrangements under agreements with persons unaffiliated with Seller;

(m)	all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets;

(n)	all agreements and correspondence between Seller and Jefferies & Company, Inc. relating to the transactions contemplated by this Agreement;

(o)	except to the extent provided in Section 1.01(g), all licensed or proprietary geophysical and/or geological or seismic data, surveys and analyses related to the Assets as well as such similar or associated data and information (including, without limitation, all interpretations, proprietary processing and derivative products) and all rights therein, except to the extent that Buyer, prior to Closing (or within five (5) Business Days after Closing) and at its sole expense, has obtained an appropriate license authorizing the transfer or disclosure to Buyer of such data and information;

(p)	(i) any inventory, other than inventory of Hydrocarbons, (ii) any vehicles and (iii) any office leases, buildings, warehouses and yards, and the furniture, office equipment, computers and related peripheral equipment located in such facilities;

(q)	except to the extent specifically required for the operation of the Facilities and Equipment, personal data assistants, pagers, mobile telephones and other similar equipment assigned to individual employees of Seller and its Affiliates;

(r)	all guarantees, warranties and indemnities (other than the warranties and indemnities set forth in this Agreement) issued by Seller or any of its Affiliates;

(s)	Seller’s area-wide bonds, permits and licenses and other permits, licenses or authorizations used in the conduct of Seller’s business generally or Seller’s business other than the Properties; and

(t)	the non-producing overriding royalty interests and other oil and gas property rights, and surplus materials, all as more specifically identified or referenced on Exhibit “A-3” attached hereto.

ARTICLE II

PURCHASE PRICE

2.01 Purchase Price. The purchase price for the Assets shall be Two Hundred Twenty Eight Million Dollars (U.S.) ($228,000,000) (the “Purchase Price”). The Purchase Price, as adjusted pursuant to the terms hereof, shall be herein called the “Adjusted Purchase Price.” In addition to the Purchase Price, Seller (or its designee) shall be entitled to an overriding royalty affecting OCS-G 18292 in (i) MC 800 Well No. SS001ST01BP00 (API # 60-817-41127-01) (“MC 800 Well No. SS001”) equal to 20% of all production produced, saved and sold from said well, proportionately reduced to Buyer’s working interest therein acquired pursuant to this Agreement, and (ii) any additional or new wells drilled within the Producing Reservoir, including any sidetracks, re-drills or by-passes of the MC 800 Well No. SS001 or of any such additional or new wells, upon reaching Payout, equal to 10% of all production produced, saved and sold from any such wells, proportionately reduced to Buyer’s working interest therein acquired pursuant to this Agreement; provided, however, the overriding royalty interests provided for above shall not commence until said well or wells has or have produced, in the aggregate (since initial production) 5,000,000 barrels of oil (8/8ths) (“Seller MC 800 ORR”).

2.02 Performance Deposit. Simultaneously with the execution of this Agreement by the parties hereto, Buyer will deliver to Seller a cash sum equal to ten percent (10%) of the Purchase Price (the “Performance Deposit”).

2.03 Payment of the Adjusted Purchase Price.

(a)	At the Closing, Buyer shall pay to Seller in cash a sum equal to the Adjusted Purchase Price less the Performance Deposit and any interest earned thereon.

(b)	All cash payments by Buyer to Seller pursuant to this Article II shall be made in immediately available funds by confirmed wire transfer to a bank account designated by Seller to Buyer as provided in Section 2.04(c).

2.04 Purchase Price Adjustments. The Purchase Price shall be adjusted in the following manner:

(a)	The Purchase Price shall be adjusted upward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, based upon an entitlement method of accounting):

(1)	the value (i) of all oil in storage above the pipeline connection, including, line fill and oil in inventory downstream of platform processing facilities as of the Effective Date and not previously sold, or scheduled to be sold, by Seller that is attributable to the Assets (such value to be based upon the price for similar production most recently paid prior to the Effective Date less applicable production taxes, royalties and other burdens on such production), such oil to be measured as of the Effective Date based on gauge reports to the extent available or, if not, on alternative methods to be agreed upon by the parties, and (ii) the net market value of Seller’s inventory of gas plant products not previously sold by Seller that is attributable to the Assets as of the Effective Date.

(2)	the amount of all expenditures, net to Seller’s interest (including all capital expenditures, lease operating expenses, royalties, rentals and other charges, ad valorem, property, production, excise, severance and similar taxes, but not including income taxes, federal or state) based upon, or measured by, the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period on and after the Effective Date (the “Adjustment Period”);

(3)	an amount equal to all prepaid expenses attributable to the Assets that have been paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period, including, without limitation, any prepaid insurance premiums(also including, without limitation, the allocable portion of such premiums which are attributable to the period of time after Closing during which Seller remains as operator, or as operator of record, of any Asset after Closing), prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon, or measured by, the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, and all other prepaid expenses;

(4)	if the Closing does not occur on the Closing Date as defined in Section 9.01 herein, and Seller is not in default hereunder on such date, by an amount equal to interest on the Purchase Price equal to five percent (5%) per annum or maximum lawful rate, whichever is less, commencing on the Closing Date and ending on the date on which the Closing occurs; and

(5)	an amount equal to the sum of operator’s overhead charges as defined and provided for in Section 7.02 herein, as well as to any period of operatorship which extends beyond Closing as contemplated in Section 14.17, herein.

(6)	an amount equal to the sum of any upward adjustments provided elsewhere herein or as agreed to in writing by Buyer and Seller.

(b)	The Purchase Price shall be adjusted downward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on an entitlement method of accounting):

(1)	the aggregate amount of proceeds received, or to be received, by Seller from the sale of Hydrocarbons produced from the Leases, Units and Wells or otherwise in any way attributable to the Assets during the Adjustment Period (assuming the applicable Hydrocarbons are sold under the terms of contracts with non-affiliated parties), net of any production royalties, transportation costs and of any production, severance or sales taxes paid, or to be paid based upon Seller’s entitlement;

(2)	amounts received or to be received by Seller for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets without Buyer having received full payment therefor;

(3)	all amounts otherwise received, or to be received by, Seller and attributable to the ownership of the Assets during the Adjustment Period;

(4)	any amounts paid by Buyer after the Closing but prior to the Final Settlement Date on behalf of Seller in connection with the ownership or operation of the Assets prior to the Effective Date; and

(5)	an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement (including Sections 6.03 and 7.05) or any other adjustments agreed to in writing by Buyer and Seller.

(c)

Seller shall prepare, in accordance with this Agreement and generally accepted accounting principles, and deliver to Buyer a settlement statement (the “Preliminary Settlement Statement”) not less than five (5) days prior to Closing for Buyer’s review. The Preliminary Settlement Statement shall set forth the Adjusted Purchase Price and each adjustment, the calculation of such adjustment used to determine such amount and reasonably sufficient documentation, to the extent in Seller’s possession, to support such adjustment and the related calculation. In preparing the Preliminary Settlement Statement, Seller will use actual costs and revenues, except where unavailable, whereupon Seller will use reasonable estimates of such costs and revenues. The Preliminary Settlement Statement shall also contain wire transfer instructions concerning the payment to Seller of the Adjusted Purchase Price at Closing.

2.05 Effective Date. The purchase and sale of the Assets hereunder shall be effective as of 7:00 a.m., local time in Houston, Texas, on July 1, 2012 (the “Effective Date”).

2.06. Allocation of Purchase Price. For the purpose of making the requisite filings under the applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, Seller and Buyer agree to allocate the Purchase Price, as adjusted as provided herein, to individual properties, all as set forth in Schedule 2.06.

2.07 Tax and Financial Reporting. Buyer and Seller agree to consistently report this transaction pursuant to Section 1060 of the Code.

2.08 Revenue Bank – VK 1003. Buyer recognizes that monies deposited by Seller prior to the Effective Date into the Revenue Bank, as defined by the Dauphine Island Gathering Partners (“DIGS”) FERC Gas Tariff, in conjunction with the VK 1003 well shall remain the property of Seller until such time as the Revenue Bank is depleted of funds that have been deposited prior to the Effective Date. Buyer shall remit to Seller, on a monthly basis, any credit received from DIGS that was applied to the Revenue Bank. Buyer agrees to provide Seller access to and a right to periodically audit Buyer’s gas pipeline statements, reports and allocations, until the Revenue Bank is depleted. Buyer shall use Reasonable Best Efforts to manage the Maximum Daily Quantity, as defined in the FT2 (MP) Transportation Service Agreement, so as to maximize Seller’s credits to the Revenue Bank.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller entity represents and warrants to Buyer as follows:

3.01 Existence and Good Standing. Seller is validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation. Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

3.02 Qualification. Seller is duly qualified or licensed to conduct business in each of the jurisdictions in which it owns, leases or operates the Assets.

3.03 Authorization. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

3.04 Broker’s Fees. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee which Seller is obligated to pay in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer could be held responsible.

3.05 Non-Contravention. Neither the execution, delivery nor performance of this Agreement by Seller will (i) conflict with or result in a violation under any provision of Seller’s governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any material contract or agreement or any bank loan, indenture or credit agreement to which Seller is a party or by which any of its properties or assets are bound; (iii) violate any Applicable Law binding upon Seller; (iv) violate any applicable order, writ, judgment or decree of any Governmental Entity binding upon Seller; or (v) result in the creation of any Lien on any of the Assets, except in the instances of (ii), (iii) and (iv) above, for any such conflicts, violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

3.06 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances

3.07 Approvals. Except for (i) routine change of operator filings, and (ii) approvals that are required to be obtained from Governmental Entities that are lessors under Leases forming a part of the Assets (or that administer such Leases on behalf of such lessors) which are customarily obtained post-closing, no authorization, consent or approval of, or filing with, any Governmental Entity is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder.

3.08 Third Party Claims, Disputes and Litigation. Except as set forth in Schedule 3.08, there are no claims, disputes or litigation pending or, to the best of Seller’s knowledge, threatened, in which Seller is or may be a party and which relates to the Assets, including, without limitation, any ongoing billing disputes, joint interest billing disputes or audits. There are no claims, disputes or litigation pending or, to the best of Seller’s knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller. There are no bankruptcies, reorganization or arrangements pending, being contemplated by, or to the best of Seller’s knowledge, threatened against Seller.

3.09 Imbalances and Make Up Obligations. Schedule 3.09 contains Seller’s good faith estimate, as of the Effective Date, of the extent to which Seller was overproduced or underproduced as to the Assets. Further, Seller is not obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement, to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefor.

3.10 Dedications of and Calls on Production. Except as identified in Schedule 3.10 or Exhibit “A-1”, no party has any call upon, option to purchase or similar right to obtain production from the Assets. Except as identified in Schedule 3.10 or Exhibit “A-1”, none of the Leases or Wells is subject to any dedication of production therefrom to any contract for the sale, use or transport of production therefrom.

3.11 Casualty Loss. To the best of Seller’s knowledge, during the period from the Effective Date to the date of this Agreement, there has been no material Casualty Loss with respect to any of the Assets.

3.12 Compliance With Laws. To the best of Seller’s knowledge, the ownership and operation of the Assets operated by Seller is in compliance with all Applicable Laws. To the best of Seller’s knowledge, except as set forth on Schedule 3.12, there are no currently outstanding and unremedied or unresolved notices of violation of, or non-compliance with, Applicable Laws with respect to the Assets. Further, except as set forth on Schedule 3.12, to the best of Seller’s knowledge there are no outstanding requests from Seller to the BOEM to obtain a variance of an Applicable Law in connection with a planned operation by Seller with respect to any of the Assets.

3.13 Contracts and Records. Seller has made or will make available for examination by Buyer the Contracts and the Records of which Seller is aware that materially affect the Assets. To the best of Seller’s knowledge, Exhibit “A-1” sets forth a complete and accurate list of all material Contracts to which the Assets are subject or which will be binding on Buyer or the Assets after the Closing. To the best of Seller’s knowledge, except as set forth on Exhibit “A-1” or executed and delivered by a party hereto pursuant to the express terms and provisions of this Agreement, as of the date this Agreement is executed (a) there are no material Contracts with Affiliates of Seller to which the Assets are subject and which will be binding on Buyer or the Assets after the Closing, (b) there are no futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons to which the Assets are subject and which will binding on Buyer or the Assets after the Closing, (c)

there are no contracts for the purchase, sale or exchange of Hydrocarbons produced from or attributable to the Leases, Wells or Units to which the Assets are subject and which will binding on Buyer or the Assets after the Closing that Buyer will not be entitled to terminate at will (without penalty) on thirty (30) days’ notice or less, and (d) no notice of default or breach has been received or delivered by any Seller under any Contract, the resolution of which is currently outstanding, and there are no current notices received by any Seller of the existence of any premature termination, price redetermination, market-out or contailment of any Contract.

3.14 Facilities and Equipment. All facilities, equipment and personal property currently used on the Assets have been maintained, in all material respects, in an operable state of repair consistent with customary standards in the industry, except for such failures to maintain as would not, individually or in the aggregate, have a Material Adverse Effect.

3.15 AFEs. Except as set forth in Schedule 3.15, from and after the Effective Date there have been no authorizations for expenditure or proposals (whether made by Seller or any other party) to drill additional wells, or to deepen, plug back or rework existing wells, or to conduct other operations on the Assets which would require the expenditure, individually or in the aggregate, of more than $250,000 net to Seller’s working interest.

3.16 Preferential Rights and Consents. To the best of Seller’s knowledge, except as set forth on Schedule 3.16, there are no preferential rights to purchase or non-governmental consents to assign applicable to the transaction contemplated by this Agreement that, if not obtained, would result in a Material Adverse Effect with respect to the Assets subject to such preferential right to purchase or non-governmental consent to assign.

3.17 Payment of Expenses, Taxes and Royalties. All material expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets, and all severance, production, ad valorem, and other similar Taxes) relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller. To the best of Seller’s knowledge, all royalties under the Leases have been, and are being, paid timely, except such royalties as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

4.01 Existence and Good Standing. Buyer is a Texas corporation, validly existing and in good standing under the laws of the jurisdiction of its formation. Buyer has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

4.02 Authorization. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer.

4.03 Broker’s Fees. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s, marketer’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller could be held responsible.

4.04 Non-Contravention. Neither the execution, delivery and performance of this Agreement by Buyer will (i) conflict with or result in a violation under any provision of Buyer’s governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any material contract or agreement or any bank loan, indenture or credit agreement to which Buyer is a party or by which any of its properties or assets are bound; (iii) violate any Applicable Law binding upon Buyer; (iv) violate any applicable order, writ, judgment or decree of any Governmental Entity binding upon Buyer.

4.05 Approvals. Except for (i) routine change of operator filings and (ii) approvals that are required to be obtained from Governmental Entities that are lessors under leases forming a part of the Assets (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, no authorization, consent or approval of, or filing with, any Governmental Entity is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Buyer for the execution and delivery of this Agreement or the consummation by Buyer of the transaction contemplated hereunder.

4.06 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.07 Proceedings. There are no Proceedings pending or, to the Buyer’s knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer. There are no bankruptcies, reorganization or arrangement Proceedings pending, being contemplated by, or to the Buyer’s knowledge, threatened against Buyer.

4.08 Funding Ability. Buyer has all funds necessary, or binding commitments to have all funds necessary, and at the Closing will have all funds necessary, for Buyer’s consummation of the transactions contemplated hereby.

4.09 Knowledgeable Buyer. Buyer is engaged on an ongoing basis in the oil and gas exploration and production business. Buyer is an “accredited investor” as such term is defined in Rule 501 of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”). Buyer is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act, or any other applicable securities laws. Buyer can bear the economic risks attributable to a purchase and ownership of the Assets. Buyer has such knowledge and experience in financial and business matters that it is fully capable of evaluating the merits and risks associated with the acquisition of the Assets. Buyer has been informed that the solicitations of offers and the sale of the Assets by Seller have not been registered with any securities commission, state or federal. Except for the representations made herein by Buyer, Seller has relied solely upon its own independent investigation, verification, analysis and evaluation to acquire the Assets. Buyer understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state, or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Buyer, and Buyer hereby specifically agrees that neither Buyer, nor its directors, shareholders, employees, representatives or agents, shall initiate any Proceeding based upon the assertion or claim that the sale contemplated hereunder is the sale of securities.

4.10 No Distribution. Buyer is acquiring the Assets for its own benefit and account and not with the intent of selling or making a distribution of such Assets in violation of applicable federal or state securities laws.

4.11 Reliance; Independent Investigation. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on its own independent due diligence investigation of the Assets and its own expertise and judgment and the advice and counsel of its own legal, land, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants.

4.12 Federal and State Leases. As applicable, Buyer is qualified under the regulations of the appropriate Governmental Entity to own, and operate the Assets, and currently has the required bonding capacity necessary to own and conduct operations with respect to the Assets.

4.13 Breach on Date Hereof. As of the date of this Agreement, Buyer has no knowledge of any breach by Seller of any of its representations and warranties contained in Article III.

ARTICLE V

DISCLAIMERS AND WAIVERS

Other than those representations and warranties expressly set out in Article III of this Agreement, the special warranty of title provided for in the Conveyances and the indemnities of Seller expressly set out in Article XI of this Agreement, Seller hereby expressly disclaims any and all representations or warranties and indemnities with respect to the Assets or the transactions contemplated hereby.

WITHOUT LIMITING THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS, (v) OTHER THAN AS SET FORTH IN THE CONVEYANCES, TITLE TO THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (viii) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS.

WITHOUT LIMITING THE FOREGOING, EXCEPT AS TO THE SPECIAL WARRANTY OF TITLE PROVIDED FOR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE, CONCERNING ANY OF THE ASSETS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, FACILITIES AND EQUIPMENT THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY, WITH THE EXCEPTION OF THE SPECIAL WARRANTY OF TITLE PROVIDED FOR IN THE CONVEYANCES.” SELLER DOES NOT WARRANT THE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER EXPRESSLY SPECIFICALLY WAIVES ANY CLAIM UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, OR ANY OTHER PROVISIONS OR

THEORIES OF LAW, FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE ASSETS. THIS WAIVER OF WARRANTY EXTENDS TO ALL NON-TITLE RELATED DEFECTS COVERED BY THE SPECIAL WARRANTY OF TITLE PROVIDED FOR IN THE CONVEYANCES, EVEN IF THE DEFECT OR DEFECTS RENDER THE ASSETS ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED THE ASSETS HAD BUYER KNOWN OF THE DEFECT. BUYER ACKNOWLEDGES THAT IT HAS EXAMINED THE ASSETS THOROUGHLY AND IS FULLY SATISFIED WITH THEIR CONDITION. BUYER AND SELLER ACKNOWLEDGE AND STIPULATE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS WAIVER OF WARRANTY. BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND EXPLAINED IN DETAIL AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS.

BUYER HEREBY ALSO WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 et seq., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

ARTICLE VI

TITLE AND ENVIRONMENTAL DUE DILIGENCE

6.01 Title Due Diligence Examination.

(a)

For a period extending from the date of this Agreement up to 5:00 p.m. (local time in Houston, Texas) on the date five (5) Business Days prior to Closing (the “Examination Period”), Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects (as below defined) exist (“Buyer’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or impede the efforts of Seller to comply with its other obligations under this Agreement. Such books and records shall include all abstracts of title, title opinions, title files, lease files, assignments, division orders, operating records and agreements, and financial and accounting records, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by third party confidentiality restrictions. The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer. All requests for access to Seller’s employees, contractors, offices, properties, books and records shall be made to such representatives designated in writing by Seller (the “Designated Representatives”), which Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. Buyer shall not contact any of the customers or suppliers of Seller or its working interest co-owners or operators, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller’s Designated Representatives, which consent shall not be unreasonably withheld.

(b)	“Title Defect” shall mean any particular defect in or failure of Seller’s ownership of any Asset: (A) that causes Seller to not have Defensible Title to such Asset and (B) regarding which a Title Defect Notice has been timely and otherwise validly delivered and that has attributable thereto a Title Defect Value in excess of $100,000.00. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (1) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Asset; (2) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation or statutes for prescription; (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents; (4) conventional rights of reassignment normally activated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties; and (5) the absence of record title with respect to certain leases when Seller’s net revenue interest and working interest in such Leases, as set forth on Exhibit “A,” is based upon contractual rights evidenced by documents that have been filed of record in appropriate jurisdictions.

(c)

If Buyer discovers any Title Defect affecting any of the Assets, Buyer shall notify Seller of such alleged Title Defect prior to the expiration of the Examination Period. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in detail (including the basis for any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset affected by such Title Defect, (v) suggest a value of such Title Defect as determined by Buyer in good faith and (vi) set forth the action that Buyer reasonably believes needs to be taken in order to cure the Title Defect. Any matters identified by Buyer as Title Defects in accordance with this Section, or that could have been identified as a Title Defect had Buyer complied with the provisions of Section 7.06, shall be deemed to have been waived by Buyer for purposes of the special warranty of title provided for in the Conveyances. Further, any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for the purposes of this Section. Upon the receipt of an effective Title Defect Notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect prior to Closing, the Asset affected by such uncured Title Defect shall be a “Title Defect Property”.

(d)	With respect to each Title Defect that is not cured or waived on or before the Closing, the rights of Seller shall be as set forth in Sections 6.03 and 6.05, and in connection therewith, the parties shall make a mutual determination as to the “Title Defect Amount,” which shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)	The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the “Allocated Value” (as set forth in Schedule 2.06) of the Asset subject to such Title Defect, the portion of the Asset subject to such Title Defect, and the legal effect of such Title Defect on the Asset affected thereby; provided, however, that: (A) if such Title Defect is in the nature of Seller’s Net Revenue Interest in an Asset being less than the Net Revenue Interest set forth on Exhibit “A”, and there is a corresponding reduction in the Working Interest, then Buyer and Seller agree that the Purchase Price shall be reduced in an amount equal to the Allocated Value for the relevant Asset multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect; and (B) if such Title Defect is in the nature of a Lien, then Sellers and Buyer agree that the Purchase Price shall be reduced in the amount equal to the amount required to fully discharge such Lien; and

(ii)	If the Title Defect results from any matter not described in Section 6.01(d)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(e)	As used in this Section 6.01:

(i)	“Defensible Title” means, as of the Closing Date, with respect to the Assets, such record title and ownership by Seller that:

(A)	entitles Seller to receive and retain not less than the percentage set forth in Exhibit “A” as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from each lease, well or unit comprising such Asset as set forth in Exhibit “A”, through plugging, abandonment and salvage of all wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.02;

(B)	obligates Seller to bear not greater than the percentage set forth in Exhibit “A” as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of each lease, well or unit comprising such Asset, through plugging, abandonment and salvage of all wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.02; and

(C)	is free and clear of all Liens, except Permitted Encumbrances.

(ii)

“Permitted Encumbrances” shall mean (A) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic’s and materialman’s liens relating to the Assets, which obligations are not yet due and pursuant to which Seller is not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any property encumbered thereby or materially impair the ability of the obligor to use any such property in its operations; (E) all approvals or rights to consent by, required notices to, filing with or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily, and legally permitted to be, obtained subsequent to the sale or conveyance; (F) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of operations, pipelines, or facilities or the like; (G) easements, rights-of-way, servitudes, permits and other rights, on, over or in respect of any of the Leases; (H) other Liens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Leases which individually or in the aggregate do not reduce the interest of Seller with respect to Hydrocarbons produced from (or, where subject to a unit or pooling agreement, allocated to) any Leases below the “Net Revenue Interest” or “NRI” set forth at Exhibit “A” for such Leases; (I) all rights reserved to or vested in any Governmental Entity to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; (J) any Title Defects as Buyer may have expressly waived in writing or which are deemed to have been waived under this Agreement; (K) preferential rights to purchase and consent to transfer requirements of any person, other than a party hereto or any Governmental Entity.

6.02 Environmental Due Diligence Examination.

(a)	Buyer shall have the right, or the right to cause an environmental consultant reasonably acceptable to Seller (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.

(b)	Unless otherwise required by Applicable Law, Buyer shall (and shall cause Buyer’s Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not (and shall cause Buyer’s Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Seller. Unless otherwise required by Applicable Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller, at Seller’s expense, to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller. Buyer shall provide copies of the Environmental Information to Seller without charge.

(c)	If Buyer and/or Buyer’s Environmental Consultant, if applicable, discovers any Environmental Defect (as herein defined) affecting the Assets prior to the expiration of the Examination Period, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail, including, (A) the written conclusion of Buyer’s Environmental Consultant, if applicable, that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (B) a separate, reasonably specific citation of the provisions of Applicable Environmental Laws alleged to be violated and the related facts that substantiate such violation, (iv) identify the specific Assets affected by such Environmental Defect, including a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, (v), set forth the procedures recommended to correct the Environmental Defect, together with any related recommendations from Buyer’s Environmental Consultant, if applicable, and (vi) set forth Buyer’s good faith estimate of the Environmental Defect Value, including the basis for such estimate. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 6.02. Upon the receipt of an effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to Closing.

(d)	If any Environmental Defect described in a notice delivered in accordance with Section 6.02 is not cured on or before the Closing, the rights of Seller shall be as set forth in Sections 6.03 and 6.05.

(e)	As used in this Section 6.02:

(i)	“Environmental Defect” shall mean, with respect to any given Asset, a violation of Applicable Environmental Laws in effect as of the date hereof in the jurisdiction in which such Asset is located that requires remediation, regarding which an Environmental Defect Notice has been timely and otherwise validly delivered and that has attributable thereto an Environmental Defect Value in excess of $200,000. It is specifically acknowledged and agreed that the presence in any wellbore, equipment, pipeline, flowline or vessel on or related to the Assets of naturally occurring radioactive material shall not be deemed to constitute an Environmental Defect for purposes of this Agreement.

(ii)	“Environmental Defect Value” shall mean, with respect to any net present value of the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Applicable Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably.

6.03 Options of Seller with Respect to Title Defects and Environmental Defects. With respect to Title Defects and Environmental Defects which Seller has elected not to cure or has been unable to cure on or before Closing, Seller shall have the sole option, by notice in writing to Buyer on or before Closing: (i) to exclude the affected Asset from the purchase and sale and reduce the Purchase Price by an amount equal to the Allocated Value for such affected Asset as set forth in Schedule 2.06 or, if there is no such Allocated Value for such affected Asset, then by an amount mutually agreed upon; (ii) to attempt to cure such Title Defect or Environmental Defect after the Closing (with any such Title Defect or Environmental Defect being called a “Post-Closing Defect”); (iii) to reduce the Purchase Price by the Title Defect Amount or Environmental Defect Value and complete the transaction contemplated, as provided herein, as to the affected Asset; (iv) to submit a dispute between Seller or Buyer over the existence of a Title Defect or an Environmental Defect or the amount to remedy such Title Defect or Environmental Defect to arbitration pursuant to Section 14.12, or (v) to elect a combination of the options provided in clauses (i), (ii) and (iii) above. In the event Seller elects the option described in clause (ii), the transactions contemplated hereby will close as provided herein, pursuant to the provisions of Section 6.04 and the amount equal to the Allocated Value for the Asset to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account (the “Defects Escrow Account”) established with a federally insured savings or banking institution mutually acceptable to Buyer and Seller (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form mutually agreeable by Buyer and Seller and to be styled the “Defects Escrow Agreement.” The amount deposited into the Defects Escrow Account with respect to a Post-Closing Defect will remain therein until released as provided in the Defects Escrow Agreement and in accordance with the provisions of Section 6.04. The parties will structure the Defects Escrow Agreement in a manner to allow Seller to report the transaction under Section 453 of the Code.

6.04 Resolution of Post-Closing Defects. In the event that Seller elects the option described in Section 6.03(ii), Buyer and Seller will act in good faith and reasonably cooperate after the Closing with respect to curing a Post-Closing Defect. If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two (2) Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to the Seller in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then the Seller and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to the Seller (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement. If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two (2) Business Days after such determination, the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to the Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the one hundred twenty (120) day period commencing on the Closing Date (the “Cure Period”), Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to the Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Cure Period, the Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 14.12.

6.05 Condition Precedent to Any Adjustment of the Purchase Price for Title Defects and Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, and subject to the effect of the alternative remedies set forth in Section 6.03, (i) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is less than or equal to two percent (2%) of the Purchase Price, then no adjustment of the Purchase Price shall be made therefor, and all such defects shall be considered as waived by Buyer for all purposes under this Agreement; and (ii) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is greater than two percent (2%) of the Purchase Price, then the Purchase Price shall be adjusted by the amount of Title Defects and Environmental Defects in excess of two percent (2%) of the Purchase Price, subject, however, to the alternative remedies provided for in Section 6.03.

6.06 BUYER INDEMNIFICATION. WITH RESPECT TO INSPECTIONS, BUYER HEREBY INDEMNIFIES AND SHALL RELEASE, DEFEND AND HOLD SELLER AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES;

AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSET OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE VII

ADDITIONAL AGREEMENTS OF PARTIES

7.01 Access. From and after the date of this Agreement and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 7.01 and subject to obtaining any required consents of third parties, including third party operators of any of the Assets (with respect to which consents Seller will use its reasonable best efforts to obtain), Seller shall afford Buyer and its officers, employees, agents, attorneys and other authorized representatives (“Buyer’s Representatives”) full access, during normal business hours, to the Assets and Records in Seller’s possession relating primarily to the Assets. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as is reasonably necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representatives shall result from Buyer’s own independent review and judgment.

7.02 Operations Prior to Closing. Seller will continue the operation of the Assets in the ordinary course of its business, and from the Effective Date through Closing (or such date provided for in Section 14.17), Seller will charge the overhead fees related to producing, major construction, workover, completion and drilling operations with respect to the Assets under existing applicable operating agreements with respect to the Assets. In the event an Asset is owned entirely by Seller and not subject to an operating agreement, Seller shall charge overhead fees equal to $3,729 per month for shelf properties, and, for deepwater properties, 13% of monthly lease operating expenses, and 2.5% of all costs charged to an AFE for workover, repairs, completion, recompletion, construction and drilling with respect to such deepwater properties. Where Seller is not the operator of an Asset, Seller will continue its actions as a non-operator in the ordinary course of its business. Seller will not sell or otherwise dispose of any portion of the Assets, except for sales or other dispositions of (i) Hydrocarbons in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer useful for the operation of the Assets, or is replaced by an item or items of at least equal suitability. Should Seller receive (or desire to make) any proposals to drill additional wells on the Assets, or to conduct other operations which require consent of non-operators under the applicable operating agreement, it will notify Buyer of, and consult with

Buyer concerning, such proposals, and will not consent (or fail to consent) to any single operation exceeding $250,000 in cost (net to Seller’s interest), or required to maintain any of the Leases in force and effect, without the consent of Buyer, which such consent will not be unreasonably withheld. If such proposed operation does not exceed $250,000 (net to Seller’s interest) any decisions with respect to such proposal shall be made by Seller in its reasonable discretion, so long as the decisions are made in the ordinary course of business and are not required to maintain any of the Leases in force and effect. Without expanding any obligations that Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to the operation of an Asset greater than that which it might have as the operator to a non-operator under the current AAPL form operating agreement. BUYER HEREBY ACKNOWLEDGES THAT, UNDER SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OR LIABILITY OTHER THAN FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.03 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

7.04 Notice of Litigation. Until the Closing, (i) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement or the transactions contemplated hereby and (ii) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby.

7.05 Preferential Rights to Purchase and Consents.

(a)

Following execution of this Agreement by the parties, Seller shall send to each third party holding a preferential right to purchase or acquire any Asset or any interest therein as a result of or in connection with the transactions contemplated by this Agreement (a “Preference Right”), a notice offering to sell to such holders, in accordance with the provisions of the agreement applicable to such Preference Right, the Asset covered by such Preference Right on substantially the same terms hereof and for the value allocated by Buyer to such an Asset on Schedule 2.06. If a third party who has been offered an interest in an Asset pursuant to a Preference Right makes a timely election prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer and Seller receives written notice of such election at least two (2) days prior to the Closing Date, the Asset or part thereof so affected will be eliminated from the Assets and (i) if all of such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such Asset set forth on Schedule 2.06, or (ii) if only an interest in such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such interest determined in accordance with the method set forth in Section 6.01 as if such interest failed on account of a Title Defect. If such third party has not made its election prior to Closing and the time to make such election has not yet expired, the transfer of the Asset or interest therein affected shall be conditioned upon the waiver of, or the expiration of, the time for election and the affected Asset or interest herein, together with the Allocated Value attributable thereto, shall be made the subject of an escrow agreement in the manner provided for in Sections 6.03 and 6.04 but shall not be considered a Title Defect for the purposes of this Agreement. If the third party timely elects to purchase such Asset or interest therein in accordance with its Preference Right following Closing, Seller shall convey such Asset or interest therein to such third party and shall retain the proceeds from such sale, the Allocated Value attributable to such Asset held in escrow, together with any accrued interest, shall be released to Buyer and thereafter such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement; if the third party elects to waive its right to purchase, or the time to make such election expires, within ten (10) Business Days thereafter, Seller shall convey such Asset, or portion thereof, to Buyer in the same manner as if such conveyance had been made at Closing, and Buyer shall pay Seller the amount of the reduction in the Purchase Price with respect thereto.

(b)	Seller will notify third parties that have rights to require consent to the transfer of an Asset (a “Transfer Requirement”) in order to comply with or attempt to obtain waivers of such Transfer Requirements, except with respect to any Transfer Requirements deemed a Permitted Encumbrance in clause (E) of the definition thereof. If any Transfer Requirement is not obtained, complied with or otherwise satisfied prior to the Closing Date, the Asset affected by such Transfer Requirement shall be assigned to Buyer at Closing and following Closing Seller and Buyer shall continue to use commercially reasonable efforts to obtain the Transfer Requirement. If despite such commercially reasonable efforts by Seller and Buyer the Transfer Requirement is not obtained within one hundred eighty (180) days after Closing, then the Parties shall use commercially reasonable efforts to take such other actions or put into place such other arrangements as are permissible with regard to the affected Asset so as to provide the Parties with the same economic results as would otherwise have resulted if the Transfer Requirement had been obtained.

7.06 Notification of Inaccuracy of Representation and Warranty. Prior to Closing, Buyer will notify Seller promptly after the discovery by Buyer of sufficient facts and circumstances that would reasonably cause Buyer to believe that (i) a representation and warranty of Seller contained in this Agreement will be untrue in any material respect on the Closing Date and (ii) further, will have a Material Adverse Effect.

7.07 Suspense Funds. As of the execution of this Agreement, Seller is not holding in suspense any monies for the account of third parties in respect of the Assets. To the extent any such monies are held between the date of execution of this Agreement and the Closing Date, such monies shall be delivered by Seller to Buyer (with appropriate back-up documentation supporting the suspense) at Closing and thereafter Buyer shall be responsible for the payment of such monies to third parties.

7.08 SEC Sec. 210.3-05.

(a)	Seller shall, and shall cause their officers and employees, and shall use reasonable efforts to cause their independent auditor and accountants (collectively, “Seller’s Representatives”) to, reasonably cooperate with Buyer in connection with the preparation and audit of any financial statements relating to the Assets acquired pursuant to this Agreement to the extent required to be filed by Buyer or its Affiliates with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, or to be filed with, or provided to, any other regulatory authority or pursuant to any other Applicable Law.

(b)	In connection with the preparation and audit of any financial statements as contemplated in Section 7.08(a), Seller agrees to provide Buyer access to (i) any and all books, Records, information and documents that are in Seller’s possession as may be reasonably required in order for Buyer and its Affiliates to prepare such financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and (ii) any documentation attributable to the Assets required to complete any audit associated with such financial statements.

(c)	Without limiting the generality of the foregoing, Seller shall, and shall use reasonable efforts to cause Seller’s Representatives to, cooperate with the independent auditor of Buyer and its Affiliates in connection with any audit of any financial statements relating to the Assets that Buyer or any of its Affiliates reasonably requires in connection with such audit, including without limitation, to execute reasonable and customary representation letters that may be required to be delivered in connection with such audit.

(d)	Requests by Buyer for cooperation, access and documentation pursuant to clauses (a) through (c) of this Section 7.08 shall be given with reasonable specificity and with reasonable advance notice to Seller and Seller’s Representatives so as not to unreasonably interfere with Seller’s or any of Seller’s Representative’s conduct of business.

(e)	For a period of three (3) years following the Closing Date, Seller shall retain, or caused to be retained, all books, Records, information and documents in its possession that may be necessary in connection with the preparation and audit of financial statements with respect to the Assets.

(f)	Buyer shall reimburse Seller and Seller’s Representatives for their reasonable out-of-pocket costs, including fees of any independent auditor, including general and administrative expenses, incurred by Seller and Seller’s Representatives in complying with the provisions of this Section 7.08. Seller will seek to have the independent auditor for any audit required relating to the Assets utilize the same hourly rate that Seller would expect for comparable work.

7.09 Employee Matters. Prior to Closing, Seller shall furnish Buyer a list of employees or contractors that Seller will authorize Buyer to consider for an offer of employment with Buyer. Such employees or contractors, if any, so listed by Seller shall have had prior involvement in the operation of the Assets.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

8.01 Seller’s Conditions Precedent. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment on or prior to the Closing Date of each of the following conditions:

(a)	Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Buyer prior to Closing.

(b)	Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(c)	No Proceeding shall, on the Closing Date, be pending before any Governmental Entity in which it is sought by a person or entity other than the parties hereto or any of their respective Affiliates to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or to obtain damages in connection with the transactions contemplated herein.

(d)	Buyer shall be ready and able to file all documents, including, without limitation, any supplemental bonding imposed by the BOEM, necessary to file and receive the approval of the transfers contemplated hereunder from governmental agencies as required.

8.02 Buyer’s Conditions Precedent. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to fulfillment on or prior to the Closing Date of each of the following conditions precedent:

(a)	Seller shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Seller prior to Closing.

(b)	Each of the representations and warranties of Seller contained in Sections 3.01, 3.03 and 3.06 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date. Each of the representations and warranties of Seller contained in Article III of this Agreement (other than those contained in Sections 3.01, 3.03 and 3.06), (i) that are qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date, and (ii) that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except (A) as affected by transactions contemplated or permitted by this Agreement, and (B) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(c)	No Proceeding shall, on the Closing Date, be pending before any Governmental Entity in which it is sought by a person or entity other than the parties hereto or any of their respective Affiliates to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or to obtain damages in connection with the transactions contemplated herein.

ARTICLE IX

CLOSING; CERTAIN POST-CLOSING AGREEMENTS

9.01 Time and Place of Closing. The sale and purchase of the Assets pursuant to this Agreement (the “Closing”) shall be consummated and completed in the corporate offices of Seller, Houston, Texas, at 9:00 a.m. (local Houston, Texas time) on or before October 16, 2012 (the “Closing Date”).

9.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)	Seller shall execute, acknowledge and deliver to Buyer the instruments of transfer in substantially the forms of Exhibit “B” (Assignment of Overriding Royalty Interest [MC 800 ORR]), Exhibit “C” (Assignment and Bill of Sale), and Exhibit “C-1” (BOEM Forms 149, 150 and 151), attached hereto (the “Conveyances”).

(b)	Buyer shall pay to Seller the Adjusted Purchase Price, minus the Performance Deposit (together with all accrued interest), by wire transfer of immediately available federal funds as provided in the Preliminary Settlement Statement.

(c)	To the extent applicable, Seller shall deliver to Buyer all monies, if any, held in suspense by Seller for the account of third parties in respect of the Assets.

(d)	Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof in a form reasonably acceptable to both parties, along with written notification of changes of operator as required by the applicable Governmental Entity.

(e)	Seller shall execute and deliver to Buyer an appropriate non-foreign affidavit.

(f)	Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding requirements, including, without limitation, supplemental bonding requirements of the BOEM) as Seller may reasonably require that Buyer is qualified with applicable Governmental Entities to succeed Seller as the owner and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable Governmental Entities and (iii) execute and deliver to Seller such forms as Seller may reasonably request for filing with applicable Governmental Entities to reflect Buyer’s assumption of plugging and abandonment liabilities and platform abandonment and removal liabilities with respect to the Assets, Wells or Units consistent with this Agreement.

(g)	Seller and Buyer shall execute the Transition Services Agreement.

9.03 Delivery of Records. Seller will deliver to Buyer, at Buyer’s expense and no later than five (5) Business Days after the Closing, all of the Records. Seller may, at its election, make and retain copies of any or all such

Records. Buyer shall preserve all Records so delivered by Seller for a period of five (5) years following Closing (or until the expiration of the applicable statute of limitations, in the case of Records relating to Taxes) and will allow Seller access (including the right to make copies at Seller’s expense) to such Records at all reasonable times; provided, however, in the event that Buyer desires to dispose of any such Records prior to the expiration of such five (5) year period (or until the expiration of the applicable statute of limitations, in the case of Records relating to Taxes), Buyer shall provide notice to Seller thereof, and Seller shall have a period of fourteen (14) days to deliver written notice to Buyer that Seller elects to have such Records delivered to Seller. If Seller fails to deliver such notice to Buyer within such fourteen (14) day period, Buyer shall have the right to dispose of such Records without liability to Seller. Such access by Seller is in part to accommodate audits that may be requested by non-operating partners for the periods prior to the Effective Date.

9.04 Removal of Logos. As soon as possible after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets.

9.05 Final Settlement. As soon as practicable after the Closing but no later than one hundred twenty (120) days thereafter, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth the adjustments to the Purchase Price in accordance with Section 2.04 and reasonably sufficient documentation to support such adjustments and the related calculations. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than thirty (30) days after Seller has received Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.” If the parties cannot agree to the adjustment of the Final Purchase Price, then the applicable party will make payment in respect of all undisputed portions of the Final Settlement Statement and either Buyer or Seller may submit such disputed adjustments to a mutually agreeable national accounting firm and the determination made as to such disputed adjustments by such accounting firm shall be final and binding upon Buyer and Seller. The fees charged by such accounting firm shall be borne equally by each party. If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay by wire transfer the amount of such difference to Seller or to Seller’s account (as designated by Seller) or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available funds the amount of such difference to Buyer or to Buyer’s account (as designated by Buyer). Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Section 9.05.

9.06 Buyer’s Post-Closing Representation Regarding Access. As of the Closing Date, Buyer shall be deemed to have represented and warranted to Seller on the Closing Date that (a) Buyer has been afforded an opportunity to (i) examine and review the Assets and such materials and other information as it has requested to be provided to it with respect thereto, (ii) discuss such materials and other information with Seller and its representatives and to ask questions about same and the Assets, (iii) investigate the condition, including the subsurface condition, of the Assets and related facilities and equipment, and (iv) Buyer has assumed full responsibility for any conclusions or analyses relating to the Assets and Buyer’s decision to purchase same.

9.07 Filings with State and Federal Agencies and Recording. Unless expressly agreed in writing to the contrary by Seller, within ten (10) Business Days after Closing, Buyer shall file all documents necessary to secure approval of the transfers contemplated hereunder by the appropriate state and federal agencies, including, without limitation, the BOEM, and should, for any reason, there be any delay in fulfilling this responsibility with respect to the BOEM, Buyer shall immediately file designation of operator forms with respect to each affected Asset operated by Seller in order that transfer of operatorship shall receive approval by the BOEM as soon as practicable after Closing. Buyer agrees that it will be responsible for filing and recording the Conveyances at its own expense and will provide Seller with certified copies thereof.

9.08 Disposition of Imbalances and Make Up Obligations. As to any gas and oil imbalances which exist, the Parties agree that from and after the Effective Date, any and all benefits, obligations and liabilities associated with imbalances shall accrue to, and be the responsibility of, Buyer. The Final Settlement Statement shall include an adjustment for any imbalance differences between those estimates shown on Schedule 3.09 attached hereto and the actual imbalances as of the Effective Date. Notwithstanding the actual amounts or proceeds that Buyer may receive from the imbalances due to underproduced positions, or the actual amounts that Buyer must pay with respect to imbalances due to overproduced positions, the parties shall settle such imbalances, as between themselves, and the adjustments to the Purchase Price and/or at the Final Settlement Statement will be calculated using the price of $2.73 per MMBtu for Ship Shoal Block 186 for gas.

ARTICLE X

TERMINATION

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)	by mutual written consent of Seller and Buyer; or

(b)	by either Seller or Buyer, if:

(i)	the Closing shall not have occurred on or before October 31, 2012, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)	there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable; or

(iii)	if the aggregate amount of the Title Defects and Environmental Defects exceeds fifteen percent (15%) of the Purchase Price; or

(c)	by Seller, if (i) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; (ii) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any respect which is material to Seller or the ability of Buyer to consummate the transactions contemplated hereby, and, in the case of each of clauses (i) and (ii) of this subsection, such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from Seller to Buyer; or

(d)	by Buyer, if (i) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, (ii) the representations and warranties of Seller contained in Sections 3.01, 3.03 and 3.06 shall not be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall not have been true and correct as of such specified date; (iii) each of the representations and warranties of Seller contained in this Agreement (other than those contained in Sections 3.01, 3.03 and 3.06), (A) that are qualified as to materiality shall not be true and correct on and as of the Closing Date as if made on and as of such date, and (B) that are not qualified as to materiality shall not be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except (1) as affected by transactions contemplated or permitted by this Agreement, (2) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall not have been true and correct in all material respects as of such specified date.

10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article XIV (exclusive of Sections 14.02, 14.04, 14.09, 14.12 and 14.14) shall survive the termination hereof. If this Agreement is terminated by Seller pursuant to (i) Section 10.01(b)(i) (and Buyer is in material breach of this Agreement), or (ii) Section 10.01(c), Seller shall retain the Performance Deposit, together with all accrued interest. If this Agreement is terminated under Section 10.01 for any other reason, Seller shall tender the Performance Deposit, together with all accrued interest, to Buyer. Except as provided below, nothing contained in this Section shall be construed to limit either party’s legal or equitable remedies as a result of any breach of this Agreement provided, however, that in the event this Agreement is terminated pursuant to Section 10.01(c) or Section 10.01(b)(i) (and Buyer is in material breach of this Agreement), Seller shall be entitled to retain the Performance Deposit, together with all accrued interest thereon as liquidated damages to reimburse Seller for its out-of-pocket expenses and fees incurred in connection with the transactions contemplated by this Agreement, in which case Seller shall not be entitled to any other remedies available at law or in equity for termination of this Agreement.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

11.01	Survival.

(a)	The representations and warranties of Seller set forth in (i) Sections 3.01 through 3.06 shall survive the Closing for a period of four (4) years, (ii) Sections 3.07 through 3.09 shall survive the Closing for a period of two (2) years, (iii) Section 3.17 shall survive the Closing for a period of one (1) year, and (iv) Sections 3.10, 3.11, 3.13 and 3.15 shall survive the Closing for a period of six (6) months, and (v) Sections 3.12, 3.14 and 3.16 shall terminate at the Closing. The representations and warranties of Buyer contained in Article IV shall survive the Closing. The period of time, if any, for which a representation and warranty survives Closing is called a “Survival Period”. From and after the expiration of a Survival Period, no party hereto shall be under any obligation with respect to any representation or warranty to which such Survival Period relates, except with respect to matters as to which notice has been received in accordance with Section 11.01(b).

(b)	No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification is being sought and (ii) with respect to a representation and warranty, such notice is received on or before the expiration of the Survival Period for such representation and warranty. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

11.02	Indemnification by Seller.

(a)	Subject to the terms and conditions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from (i) any breach by Seller of its representations, warranties and covenants contained in this Agreement, (ii) the Excluded Assets, (iii) the litigation described in Schedule 3.08, (iv) all other duties, liabilities and obligations expressly assumed or retained by Seller under this Agreement and (v) except as set forth in Section 11.02(b), all liabilities, duties and obligations that arise from the ownership or operation of the Assets before the Effective Date. Notwithstanding the foregoing, Buyer shall not be entitled to indemnification from Seller with respect to claims that Seller would have otherwise had notice of prior to the Closing Date had Buyer complied with Section 7.06 in all material respects.

(b)

Notwithstanding Section 11.02(a), or anything else in this Agreement to the contrary, the indemnification obligations of Seller hereunder are subject to the limitations set forth hereafter; provided, however, such limitations shall not apply to Seller’s indemnification obligations to Buyer with respect to (i) the proper payment by Seller of any lessor’s royalties attributable to the Assets before the Effective Date, including lessor’s royalties attributable to imbalance volumes relating to the royalty in kind program, (ii) the Excluded Assets, (iii) Taxes attributable to the ownership or operation of the Assets before the Effective Date, (iv) civil penalties, fines and assessments by Governmental Authorities attributable to Seller’s ownership or operation of the Assets before the Effective Date, to the extent and only to the extent Seller shall have received from such Governmental Authority written notice relating to such matters on or before two (2) years from the anniversary of the Closing Date, (v) all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the operation of the Assets) and any overhead charges allowable under the applicable accounting procedures promulgated by the Council of Petroleum Accountant Societies (“COPAS”), and capital expenditures incurred in connection with the operation of the Assets that are, in accordance with generally accepted accounting principles and COPAS, attributable to the period of time before the Effective Date, relating to the ownership or operation of the Assets, to the extent a request, demand or claim for payment of same is received by Seller on or before the three (3) year anniversary of the Closing Date, (vi) adjustments owed by Seller with respect to an audit under a Contract that was requested of Seller by a third party on or before the two (2) year anniversary of the Closing Date arising under a Contract for a period prior to the Effective Date and (vii) the litigation described in Schedule 3.08, or litigation involving claims of personal injury or death that arise from Seller’s ownership or operation of the Assets before the Effective Date, to the extent and only to the extent that such litigation is filed on or before two (2) years from the anniversary of the Closing Date. Seller shall have no obligation to indemnify Buyer hereunder unless (i) Seller shall have received from Buyer written notice of a claim in accordance with Section 11.01(b) (an “Eligible Claim”), and such Eligible Claim is received by Seller on or before the earlier of the one (1) year anniversary of the Closing Date or, if applicable, the expiration of a Survival Period for indemnification obligations with respect to a representation and warranty, and (ii) the aggregate amount of Damages incurred by Buyer attributable to Eligible Claims equals or exceeds Five Hundred Thousand Dollars ($500,000), and then only to the extent of the Damages attributable to Eligible Claims in excess of Five Hundred Thousand Dollars ($500,000) but less than fifteen percent (15%) of the Purchase Price. The Five Hundred Thousand Dollars ($500,000) limitation provided for above shall not apply to indemnification obligations with respect to the representation and warranty set forth in Section 3.17.

11.03 ASSUMPTION OF LIABILITIES AND INDEMNIFICATION BY BUYER. AS PART OF THE CONSIDERATION FOR THE TRANSACTION CONTEMPLATED HEREUNDER, AND, IN THE ABSENCE OF WHICH SELLER WOULD NOT HAVE AGREED TO CONVEY THE ASSETS TO BUYER, BUYER HEREBY EXPRESSLY ASSUMES, AND COVENANTS AND AGREES FULL COMPLIANCE WITH,

(a)(I) SUBJECT TO SECTIONS 11.02(a) AND (b), ALL LIABILITIES, DUTIES AND OBLIGATIONS THAT ARISE FROM THE OWNERSHIP OR OPERATION OF THE ASSETS PRIOR TO, ON OR AFTER THE EFFECTIVE DATE; (II) ALL DUTIES, LIABILITIES AND OBLIGATIONS UNDER THE LEASES (EXCLUDING THE PROPER AND TIMELY PAYMENT OF ROYALTY BURDENS PRIOR TO THE EFFECTIVE DATE), AS WELL AS ANY THIRD PARTY CONTRACTS OR AGREEMENTS AFFECTING THE ASSETS, ARISING PRIOR TO, ON OR AFTER THE EFFECTIVE DATE; AND (III) ALL OTHER DUTIES, LIABILITIES AND OBLIGATIONS ASSUMED BY BUYER UNDER THIS AGREEMENT, AND

(b) ALL LIABILITIES AND OBLIGATIONS WHETHER ARISING BEFORE, ON OR AFTER THE EFFECTIVE DATE WITH RESPECT TO PLUGGING AND ABANDONMENT, INCLUDING ALL PLUGGING, REPLUGGING, ABANDONMENT, REMOVAL, DISPOSAL OR RESTORATION ASSOCIATED WITH THE ASSETS (WHETHER DRILLED OR PLACED ON AN ASSET PRIOR TO OR AFTER THE EFFECTIVE DATE), THE REMOVAL AND CAPPING OF ALL ASSOCIATED FLOWLINES, THE RESTORATION OF THE SURFACE, SITE CLEARANCE AND ANY DISPOSAL OF RELATED WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) AND ASBESTOS, ALL IN ACCORDANCE WITH APPLICABLE LAWS AND/OR THE TERMS AND CONDITIONS OF THE LEASES AND/OR THE CONTRACTS; (COLLECTIVELY, (A) AND (B) ARE THE “ASSUMED OBLIGATIONS”).

EXCEPT TO THE EXTENT THAT SELLER HAS INDEMNIFIED BUYER UNDER SECTION 11.02 AND SUBJECT TO THE TERMS OF THIS ARTICLE XI, BUYER SHALL INDEMNIFY AND DEFEND SELLER, SELLER’S SUBSIDIARIES AND AFFILIATES AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, AGENTS, REPRESENTATIVES, CONTRACTORS, EMPLOYEES AND SUCCESSORS AND ASSIGNS OF EACH (“SELLER INDEMNIFIED PARTIES”) AGAINST ANY AND ALL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH (I) THE ASSUMED OBLIGATIONS AND (II) FROM ANY BREACH BY BUYER OF ITS REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT. THE SALE OF THE ASSETS IS EXPRESSLY MADE SUBJECT TO THE TERMS OF ALL EXISTING OPERATING AGREEMENTS, UNIT AGREEMENTS, FARMOUT AGREEMENTS, LEASES, SUBLEASES AND ASSIGNMENTS AS WELL AS ANY AND ALL OTHER AGREEMENTS AFFECTING THE ASSETS.

11.04 Inducement to Seller. Buyer acknowledges that it evaluated its obligations under this Article XI before it determined and submitted its offer for the Assets, and Buyer understands that its assumptions of obligations and its indemnifications are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

11.05 Indemnification Proceedings. In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to the other party under Section 11.02 or Section 11.03 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the above notice from the Indemnified Party (in this Section 11.05, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. In addition, if the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall use its Reasonable Best Efforts to provide the Indemnifying Party assistance and information reasonably necessary for the Indemnifying Party to comply with its indemnity obligations. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

11.06 Exclusivity. The parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, the only relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XI (including the limitations on Seller’s indemnification obligations specified in Section 11.02(b).

11.07 Insurance Proceeds. Any indemnification payment required to be made pursuant to this Agreement shall be reduced by any insurance proceeds or other proceeds (net of any costs and expenses associated with obtaining such proceeds) from an unaffiliated third party received by the Indemnified Party or any of its Affiliates with respect to the item giving rise to the indemnification payment. The Indemnified Party shall use reasonable commercial efforts to pursue any available insurance or other unaffiliated third party indemnification claims in respect of any Damages for which indemnification is sought under this Agreement (provided, that such pursuit shall not interfere with the ability of a party to make a claim hereunder).

11.08 Limited to Actual Damages. The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Damages and shall not include incidental, consequential, indirect, punitive, or exemplary Damages, provided that any incidental, consequential, indirect, punitive, or exemplary Damages recovered by a third party (including a Governmental Entity) against a party entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity.

11.09 EXPRESS NEGLIGENCE RULE. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, CONCURRENT, SIMPLE OR SOLE NEGLIGENCE OR STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER IN LAW

(COMMON OR STATUTORY) OR EQUITY, INCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY, ITS AGENTS, EMPLOYEES, CONTRACTORS OR SUBCONTRACTORS. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.10 Seller’s General Liability Limitation. Notwithstanding anything herein provided to the contrary, Seller shall have no liability to Buyer, its officers, directors, shareholders, employees, representatives or agents to the extent that the aggregate amount of all such claims asserted under the provisions of this Agreement exceeds fifteen percent (15%) of the Purchase Price.

ARTICLE XII

CASUALTY LOSS

12.01	Casualty Loss.

(a)	If, after the date of the execution of this Agreement, and prior to Closing, a Casualty Loss occurs (i) to the extent not covered by Seller’s insurance, the Purchase Price shall be reduced at Closing by the amount of all sums paid to Seller by third parties by reason of such Casualty Loss and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties arising out of such Casualty Loss, and (ii) if such Casualty Loss is covered by Seller’s insurance, Seller shall (A) pay to Buyer the amount of all proceeds received by Seller pursuant to such insurance in satisfaction of such Casualty Loss, (B) take all commercially reasonable actions necessary to receive the benefits of such insurance, including the timely submission of claims, and (C) not settle or compromise any claim under such insurance with respect to such Casualty Loss without Buyer’s consent. Notwithstanding the foregoing, if after the date of the execution of this Agreement and before Closing, a Casualty Loss occurs which results in damages or losses to the Assets or remediation costs, reasonably expected to exceed ten percent (10%) of the Purchase Price (without taking into account insurance proceeds, coverages or benefits), then Buyer shall be entitled to terminate this Agreement and receive a refund of the Performance Deposit, or Buyer shall be entitled to proceed to Closing and exclude the Asset affected by the Casualty Loss from the Assets transferred at Closing.

(b)	“Casualty Loss” means any Asset, or portion thereof, damaged or destroyed (including, without limitation, by fire, explosion, tropical storm, hurricane or similar weather event, whether named or not), or lost or taken under the right of eminent domain.

ARTICLE XIII

CERTAIN DEFINITIONS AND REFERENCES

13.01 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Environmental Laws” shall mean any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Seller has conducted operations or activities or owned or leased property, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.

“Applicable Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

“Business Day” shall mean a day other than a Saturday or Sunday or a day on which commercial banks in the State of Texas are required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hydrocarbons” shall mean oil, gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof.

“Lien” means any lien, mortgage, security interest, pledge or charge of any kind.

“Material Adverse Effect” means any change, development, or effect which is, or is reasonably likely to be, materially adverse (i) to the ownership or operation of the Assets in the aggregate, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

“Payout” means that point in time when Buyer (its successors or assigns), with respect and attributable to the working interest acquired by Buyer in OCS-G 18292 pursuant to this Agreement, has recouped from the value of production from any well, other than the MC 800 Well No. SS001, drilled within the Producing Reservoir, including any sidetracks, re-drills or by-passes of the MC 800 Well No. SS001 or of any additional or new wells, after deducting the lessor’s royalty, if and to the extent paid, operating expenses, including all processing fees and transportation fees, if any, and all applicable severance and similar taxes on production, one hundred percent (100%) of the costs, with respect and attributable to the working interest acquired by Buyer in OCS-G 18292 pursuant to this Agreement, of drilling, testing and completing any such well, sidetrack, re-drill or by-pass, including all costs of facilities, umbilicals, subsea components, flowlines and/or pipelines hereinafter installed with respect to such well, sidetrack, re-drill or by-pass (“Payout Costs”). Payout shall be as of 7:00 a.m., central time, on the first day of the calendar month following the calendar month in which Payout occurs. Within sixty (60) days after first production from any well, other than the MC 800 Well No. SS001, drilled within the Producing Reservoir, including any sidetracks, re-drills or by-passes of the MC 800 Well No. SS001 or of any such well, Buyer (its successors or assigns) shall furnish Seller with an itemized statement of the Payout Costs. Buyer (its successors or assigns) shall furnish Seller, on a quarterly basis, a statement showing the proceeds of production from the Producing Reservoir attributable to the well or wells subject to Payout and an itemized account of the Payout Costs and authorized deductions from production for the previous month. Such quarterly statement shall also show the cumulative proceeds of production (and the gross volume) and provide an itemized account of the cumulative Payout Costs and cumulative authorized deductions from production revenues so that the then current Payout status can be determined from the statement. Buyer (its successors or assigns) shall keep an accurate record of all charges and credits connected with the well(s) and operations associated with Payout and such records shall be available at all reasonable times for an audit by Seller.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Producing Reservoir” means that certain Miocene Amplitude Anomaly situated upon MC Block 800 identified as the 4800 ms Horizon, as seen from 15,670’ TVD to 15,800’ TVD on the Schlumberger LWD resistivity log for the MC 800 Well No. SS001.

“Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed on Seller by any United States federal, state, or local (or any foreign or provincial) applicable taxing authority, including any interest, penalties, or additions attributable thereto.

“to the best of Seller’s knowledge” means all information (a) within the actual knowledge of the executive officers and managers who devoted substantive attention to matters of such nature during the ordinary course of their duties after reasonable inquiry and (b) within the files and records of Seller.

“Transition Services Agreement” means an instrument to be executed by Seller and Buyer at Closing utilizing the form attached hereto as Exhibit “D”, governing accounting, marketing, regulatory and/or operational services, if any, to be rendered by Seller for the benefit of Buyer subsequent to the Closing with respect to any of the Seller operated Assets.

13.02 References to Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 13.01, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Term	Section

“Act”	7.08(a)
“Adjusted Purchase Price”	2.01
“Adjustment Period”	2.04(a)(2)
“Allocated Value”	6.01(d)(i)
“Assets”	1.01
“Assumed Obligations”	11.03
“BOEM”	1.02(h)
“Buyer’s Environmental Consultant”	6.02(a)
“Buyer’s Environmental Review”	6.02(a)
“Buyer’s Representatives”	7.01
“Buyer’s Title Review”	6.01(a)
“Casualty Loss”	12.01(b)
“Closing”	9.01
“Closing Date”	9.01

“Contracts”	1.01(c)
“Conveyances”	9.02(a)
“COPAS”	11.02(b)
“Cure Period”	6.04
“Defects Escrow Account”	6.03
“Defects Escrow Agent”	6.03
“Defects Escrow Agreement”	6.03
“Defensible Title”	6.01(d)(i)
“Designated Representatives”	6.01(a)
“Effective Date”	2.05
“Eligible Claim”	11.02(b)
“Environmental Defect”	6.02(e)(i)
“Environmental Defect Notice”	6.02(c)
“Environmental Defect Value”	6.02(e)(ii)
“Environmental Information”	6.02(b)
“Equipment”	1.01(d)
“Examination Period”	6.01(a)
“Exchange Act”	7.08(a)
“Excluded Assets”	1.02
“Final Settlement Date”	9.05
“Final Settlement Statement”	9.05
“Indemnified Party”	11.05
“Indemnifying Party”	11.05
“Leases”	1.01(a)
“MC 800 Well No. SS001”	2.01
“Notice Period”	11.05
“Payout Costs”	13.01
“Performance Deposit”	2.02
“Permitted Encumbrances”	6.01(d)(ii)
“Post-Closing Defect”	6.03
“Preference Right”	7.05(a)
“Preliminary Settlement Statement”	2.04(c)
“Purchase Price”	2.01
“Records”	1.01(f)
“SEC”	7.08(a)
“Securities Act”	4.09
“Seller Indemnified Parties”	11.03
“Seller’s Article III Representation”	11.02(b)
“Seller’s Representatives”	7.08(a)
“Survival Period”	11.01(a)
“Title Defect”	6.01(b)
“Title Defect Amount”	6.01(d)
“Title Defect Notice”	6.01(c)
“Units”	1.01(b)
“Wells”	1.01(a)

13.03 References and Construction. In this Agreement: (i) unless the context requires otherwise, all references in this Agreement to sections, subsections or other subdivisions shall be deemed to mean and refer to sections, subsections or other subdivisions of this Agreement; (ii) titles appearing at the beginning of any subdivision are for convenience only and shall not constitute part of such subdivision and shall be disregarded in construing the language contained in such subdivision; (iii) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (iv) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (v) pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (vi) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (vii) the word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; (viii) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; (ix) all references herein to “$” or “dollars” shall refer to U.S. Dollars; and (x) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument, or document.

ARTICLE XIV

MISCELLANEOUS

14.01 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits as of the execution of this Agreement.

14.02 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, accountants, petroleum engineers and other outside consultants and advisors, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, regardless of whether or not the Closing shall have occurred.

14.03 No Sales Taxes. No sales, transfer or similar tax will be collected at Closing from Seller or Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold the Seller Indemnified Parties harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction to the applicable Governmental Entity and the Buyer shall remit such taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

14.04 Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or sent by facsimile transmission or via email (provided such facsimile or email is confirmed by proof of delivery), when received by the party charged with such notice and addressed as follows:

If to Buyer:

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Attention:  Jesus G. Melendrez

Telephone:    (713)297-8011

Fax:               (713)583-2156

E-mail:          jmelendrez@wtoffshore.com

With a Copy to:

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Attention:  Thomas F. Getten

Telephone:    (713) 624-7296

Fax:               (713) 583-2156

E-mail:          tgetten@wtoffshore.com

If to Seller:

Newfield Exploration Company

363 N Sam Houston Parkway East, Suite 100

Houston, Texas 77060-240

Attention:  Gary Walker

Telephone:    (281) 405-4245

Fax:               (281) 405-4242

E-mail:          gwalker@newfield.com

With a Copy to (which shall not constitute notice):

Gieger, Laborde & Laperouse, L.L.C.		Newfield Exploration Company
701 Poydras Street, Suite 4800		4 Waterway Square Place, Suite 100
New Orleans, Louisiana 70139		The Woodlands, Texas 77380
Attention:	Lambert Laperouse	Attention:	John D. Marziotti General Counsel
Telephone:	(504) 654-1333 (D)	Telephone:	(281) 210-5219
Fax:	(504) 561-1011	Fax:	(281) 210-3427
E-mail:	laperouse@glllaw.com	E-mail:	jmarziotti@newfield.com

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

14.05 Amendments. This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

14.06 Assignment. Neither party may transfer all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and, if such transfer is prior to Closing, obtains the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, after Closing Buyer may assign this Agreement to an Affiliate without the prior written consent of Seller but such assignment shall not relieve Buyer from any liability or responsibility under this Agreement. Notwithstanding the foregoing, the provisions of this Section 14.06 shall not apply to any transfer of the Seller MC 800 ORR.

14.07 Headings; Time of Essence. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. Time is of the essence in this Agreement.

14.08 Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

14.09 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to principles of conflicts of law.

14.10 Entire Agreement. This Agreement (including the Exhibits and the Schedules attached hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

14.11 Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns and, except as provided in Section 6.06 and in Article XI, nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

14.12 Arbitration. All disputes arising out of, or in connection with, this Agreement (except such disputes regarding the Final Statement, the procedures for which are provided for in Section 9.05) or any determination required to be made by Buyer and Seller as to which the parties cannot reach an agreement shall be settled by arbitration in Houston, Texas. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the parties. Each arbitrator shall be a person experienced in the oil and gas industry and shall be appointed:

(a)	by mutual agreement of Buyer and Seller, or

(b)	failing such agreement, within sixty (60) days of the request for arbitration, each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators, or, if they cannot agree, by a judge of the United States District Court, Southern District of Texas, Houston Division.

In the event of the failure or refusal of the parties to appoint the arbitrator(s) within one hundred twenty (120) days of the request for arbitration, the arbitrator remaining to be named shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrators shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

14.13 Public Announcements. Seller and Buyer agree not to issue any public statement or press release concerning this Agreement or the transactions contemplated by it (including price or other terms) without the prior written consent of the other party which consent shall not be unreasonable withheld, except for public statements that are required by Applicable Law, regulations or on advice of counsel to be made, in which case the party required to make such statement shall provide reasonable prior notice to and consult with the other party regarding the timing and content of the statement before issuing the statement. After the filing of an initial press release in connection with the Closing, Seller or Buyer may thereafter make public statements or press releases concerning this Agreement, or the transactions contemplated by it, that are required by Applicable Law, regulations or on advice of counsel or that are customarily made by Seller or Buyer in public filings with the SEC, in earnings releases, conference calls related thereto or at investor or analysts’ conferences.

14.14 Confidentiality. Seller and Buyer have previously entered into a Confidentiality Agreement, dated May 7, 2012, and the parties hereto agree that the provisions thereof shall continue to apply during the term of this Agreement and after Closing.

14.15 Option to Make “Like Kind” Exchange. At any time prior to Closing, either party (the “Electing Party”) may elect by written notice to the other party to receive and/or pay, as the case may be, all or a portion of the Purchase Price through an escrow agent or other intermediary (in this Section, an “Intermediary”) designated by the Electing Party pursuant to an agreement to be established for purposes of effecting a tax free, like-kind exchange under Section 1031 of the Code. The other party agrees to cooperate with all reasonable requests of the Electing Party in order to establish and create sufficient documentation to support such federal tax treatment by the Electing Party, provided that the other party shall have no obligation to incur or pay any cost or expense in such connection and the Electing Party shall indemnify and hold the other party harmless from and against all claims and liabilities resulting from such election.

14.16 Further Assurances. After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement.

14.17 Operatorship. Seller will operate the Seller-operated Assets until the later of the Closing Date, the Effective Date, or the time that the applicable operating agreement, plan of unitization, or Applicable Law requires. As soon as practicable thereafter, operations will be turned over to, and become the responsibility of, Seller’s successor as Operator. Seller will cooperate with Buyer in Buyer’s attempt to become successor operator with respect to the Seller-operated Assets.

14.18 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED on the day, month and year first above mentioned.

SELLER:			BUYER:

Newfield Exploration Company			W&T Offshore, Inc.

By:	/s/ Gary D. Packer	By:	/s/ Jamie L. Vazquesz
	Gary D. Packer		Jamie L. Vazquez
	Executive Vice President and Chief Operating Officer		President

Newfield Exploration Gulf Coast LLC

By:	/s/ Gary D. Packer
Gary D. Packer
President

(Signature Page to Purchase and Sale Agreement dated effective as of July 1, 2012)

Exhibit “A”

Attached to and made a part of that certain Purchase and Sale Agreement dated effective as of July 1, 2012 by and between Newfield Exploration Company and Newfield Exploration Gulf Coast LLC, (“Seller”) and W&T Offshore, Inc., (“Buyer”).

Leases, Wells and Other Interests

All of Seller’s interest in the following described leases, whether accurately described or not. Seller’s interest in the Leases may include depth limitations and/or varying interests.

Producing Leases

	Area/Block/Description	Lease	WI	NRI
1.	GARDEN BANKS 0258	OCS-G27632	100.0000%	81.50000%
				6.00000% (NEGC)

	RECORD TITLE: ALL OF BLOCK 258, GARDEN BANKS; AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02 INSOFAR AND ONLY INSOFAR AS SAID LEASE COVERS THOSE DEPTHS BELOW THE STRATIGRAPHIC EQUIVALENT OF THE TOP OF SALT OF 24,000’ SS TVD.

	GARDEN BANKS 0258	OCS-G27632	35.00000%	28.52500%
				3.00000% (NEGC)

	OPERATING RIGHTS: ALL OF BLOCK 258, GARDEN BANKS; AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02 INSOFAR AND ONLY INSOFAR AS SAID LEASE COVERS THOSE DEPTHS FROM THE SURFACE TO THE STRATIGRAPHIC EQUIVALENT OF THE TOP OF SALT OF 24,000’ SS TVD.

2.	GARDEN BANKS 0293	OCS-G32409	40.00000%	40.70000% (w/RR)
				33.20000% (w/o RR)

	ALL OF BLOCK 293, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

	Royalty Relief subject to Price Threshold and Volume Threshold

3.	GARDEN BANKS 0339	OCS-G25673	25.00000%	22.50000% (w/RR)
				19.37500% (w/o RR)

	Royalty Relief subject to Price Threshold and Volume Threshold

	ALL OF BLOCK 339, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

4.	MISSISSIPPI CANYON 0506	OCS-G26261	50.00000%	51.00000% (w/RR)
				44.75000% (w/o RR)

	Royalty Relief subject to Price Threshold and Volume Threshold

	ALL OF BLOCK 506, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

5.	MISSISSIPPI CANYON 0800	OCS-G18292	57.50%	58.35000% (w/RR)
				51.16250% (w/o RR)

	Royalty Relief subject to Volume Threshold

	ALL OF BLOCK 800, MISSISSIPPI 0800 CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

6.	SHIP SHOAL 0186	OCS-G32197	40.00000%*	41.20000% (w/RR)
				33.70000% (w/o RR)

	* Seller owns this interest; however, the BOEM erroneously credits Seller with an undivided 40.00333% interest, thus necessitating a correction to a BOEM approval decision letter.

	Royalty Relief subject to Price Threshold and Volume Threshold

	ALL OF BLOCK 186, SHIP SHOAL AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA5.

7.	VERMILION 0201	OCS-G27862	100.00000%	83.33333%

	ALL OF BLOCK 201, VERMILION AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA3.

8.	VIOSCA KNOLL 1003	OCS-G21160	66.67%	60.00000% (w/RR)
				51.66625% (w/o RR)

	Royalty Relief subject to Volume Threshold

	ALL OF BLOCK 1003, VIOSCA KNOLL, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-07.

9.	WEST CAMERON 0149	OCS 00253	75.00000%	55.87500%

	OPERATING RIGHTS: ALL OF BLOCK 149, WEST CAMERON AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA1 INSOFAR AND ONLY INSOFAR AS IT COVERS THE NE/4 FROM THE SURFACE TO 10,697’ TVD.

10.	WEST DELTA 0072	OCS-G01082	50.00000%	41.66667%

	OPERATING RIGHTS: ALL OF BLOCK 72, WEST DELTA AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA8 INSOFAR AND ONLY INSOFAR AS SAID LEASE COVERS THE N1/2 S1/2 AND THE N/2 N/2 S/2 S/2 CONTAINING 1,562.25 ACRES, MORE OR LESS, LIMITED FROM THE SURFACE DOWN TO 100’ BELOW THE BASE OF THE STRATIGRAPHIC EQUIVALENT OF THE K-30 RESERVOIR AS SEEN IN THE BAKER HUGHES RESISTIVITY GAMMA RAY LOG AT 12,030’ MD AND 11,913’ SSTVD ON THE NEWFIELD OCS – G 01082 NO. 10 WELL (API # 1771940851) LESS AND EXCEPT ALL CURRENTLY PRODUCIBLE RESERVOIRS (AS OF 9/18/2009) INCLUDING BUT NOT LIMITED TO THE K-30 SAND PENETRATED BY THE WEST DELTA 72 EXXONMOBIL E-26 ST1 WELL API # (177194065701) BETWEEN THE DEPTHS OF 15,598’ AND 15,787’ MD.

Undeveloped Leases

	Area/Block/Description	Lease	WI	NRI

1.	ATWATER VALLEY 0026	OCS-G 24210	28.57143%	25.00000%

	ALL OF BLOCK 26, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

2.	ATWATER VALLEY 0068	OCS-G 24215	28.57143%	25.00000%

	ALL OF BLOCK 68, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

3.	ATWATER VALLEY 0070	OCS-G 24216	28.57143%	25.00000%

	ALL OF BLOCK 70, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

4.	ATWATER VALLEY 0113	OCS-G 24218	29.00000%	25.37500%

	ALL OF BLOCK 113, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

5.	ATWATER VALLEY 0114	OCS-G 24219	29.00000%	25.37500%

	ALL OF BLOCK 114, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

6.	ATWATER VALLEY 0157	OCS-G 24224	29.00000%	25.37500%

	ALL OF BLOCK 157, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

7.	ATWATER VALLEY 0158	OCS-G 26365	29.00000%	25.37500%

	ALL OF BLOCK 158, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

8.	ATWATER VALLEY 0406	OCS-G 28125	45.00000%	39.37500%

	ALL OF BLOCK 406, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

9.	ATWATER VALLEY 0407	OCS-G 28126	45.00000%	39.37500%

	ALL OF BLOCK 407, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

10.	ATWATER VALLEY 0408	OCS-G 28127	45.00000%	39.37500%

	ALL OF BLOCK 408, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

11.	ATWATER VALLEY 0409	OCS-G 31799	45.00000%	37.50000%

	ALL OF BLOCK 409, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

12.	ATWATER VALLEY 0414	OCS-G 31800	50.00000%	41.66667%

	ALL OF BLOCK 414, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

13.	ATWATER VALLEY 0415	OCS-G 31801	50.00000%	41.66667%

	ALL OF BLOCK 415, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

14.	ATWATER VALLEY 0450	OCS-G 32586	45.00000%	36.56250%

	ALL OF BLOCK 450, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

15.	ATWATER VALLEY 0451	OCS-G 32587	45.00000%	36.56250%

	ALL OF BLOCK 451, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

16.	ATWATER VALLEY 0454	OCS-G 31804	45.00000%	37.50000%

	ALL OF BLOCK 454, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

17.	ATWATER VALLEY 0455	OCS-G 31805	50.00000%	41.66667%

	ALL OF BLOCK 455, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

18.	ATWATER VALLEY 0457	OCS-G 31806	100.00000%	83.33333%

	ALL OF BLOCK 457, ATWATER VALLEY, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG16-01.

19.	EUGENE ISLAND 0068	OCS-G 32169	100.00000%	81.25000%

	ALL OF BLOCK 68, EUGENE ISLAND AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA4.

20.	GARDEN BANKS 0123	OCS-G 32400	100.00000%	81.25000%

	ALL OF BLOCK 123, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

21.	GARDEN BANKS 0164	OCS-G 31607	100.00000%	83.33333%

	ALL OF BLOCK 164, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

22.	GARDEN BANKS 0165	OCS-G 31608	100.00000%	83.33333%

	ALL OF BLOCK 165, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

23.	GARDEN BANKS 0167	OCS-G 32401	100.00000%	81.25000%

	ALL OF BLOCK 167, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

24.	GARDEN BANKS 0196	OCS-G 32403	100.00000%	81.25000%

	ALL OF BLOCK 196, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

25.	GARDEN BANKS 0206	OCS-G 33796	100.00000%	81.25000%

	ALL OF BLOCK 206, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

26.	GARDEN BANKS 0212	OCS-G 31612	100.00000%	83.33333%

	ALL OF BLOCK 212, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

27.	GARDEN BANKS 0240	OCS-G 32405	100.00000%	81.25000%

	ALL OF BLOCK 240, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

28.	GARDEN BANKS 0250	OCS-G 33798	100.00000%	81.25000%

	ALL OF BLOCK 250, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

29.	GARDEN BANKS 0292	OCS-G 33194	40.00000%	33.20000%

	ALL OF BLOCK 292, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

30.	GARDEN BANKS 0335	OCS-G 31618	100.00000%	83.33333%

	ALL OF BLOCK 335, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

31.	GARDEN BANKS 0336	OCS-G 32412	40.00000%	33.20000%

	ALL OF BLOCK 336, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

32.	GARDEN BANKS 0337	OCS-G 32413	40.00000%	33.20000%

	ALL OF BLOCK 337, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

33.	GARDEN BANKS 0338	OCS-G 32414	*83.33%	*67.70562%

	ALL OF BLOCK 338, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

	*Ecopetrol has an option but not the obligation to acquire a 26.667% WI and Ridgewood has a first right of refusal, but not the obligation to acquire a 30% WI BCP and 15% WI ACP.

34.	GARDEN BANKS 0344	OCS-G 33195	100.00000%	81.25000%

	ALL OF BLOCK 344, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

35.	GARDEN BANKS 0381	OCS-G 33196	100.00000%	81.25000%

	RECORD TITLE: ALL OF BLOCK 381, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02

	GARDEN BANKS 0381	OCS-G 33196	*83.33000%	*67.70562%

	OPERATING RIGHTS: ALL OF BLOCK 381, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02 INSOFAR AND ONLY INSOFAR AS SAID LEASE COVERS THE NE/4; E/2NW/4NW/4; NE/4NW/4; E/2SE/4NW/4; E/2NW/4SE/4; NE/4SE/4; E/2SE/4SE/4 FROM SURFACE TO 99,999’ SSTVD.

	*Ecopetrol has an option but not the obligation to acquire a 26.667% WI and Ridgewood has a first right of refusal, but not the obligation to acquire a 30% WI BCP and 15% WI ACP.

	GARDEN BANKS 0381	OCS-G 33196	*100.00000%	*81.25000%

	OPERATING RIGHTS: ALL OF BLOCK 381, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02 INSOFAR AND ONLY INSOFAR AS SAID LEASE COVERS THE W/2NW/4NW/4; SW/4NW/4; W/2SE/4NW/4; SW/4; W/2NW/4SE/4; SW/4SE/4; W/2SE/4SE/4 FROM SURFACE TO 99,999’ SSTVD.

	*Each of Ecopetrol and Ridgewood have withdrawn from this Asset. An assignment is due from Ecopetrol due to its withdrawal; however, Ridgewood was never assigned an interest and, hence, a reassignment is not required.

36.	GARDEN BANKS 0382	OCS-G 33197	*83.33000%	*67.70562%

	ALL OF BLOCK 382, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

	*Ecopetrol has an option but not the obligation to acquire a 26.667% WI and Ridgewood has a first right of refusal, but not the obligation to acquire a 30% WI BCP and 15% WI ACP.

37.	GARDEN BANKS 0383	OCS-G 32415	33.33334%	23.75001%

	ALL OF BLOCK 383, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

38.	GARDEN BANKS 0387	OCS-G 30791	45.00000%	39.37500%

	ALL OF BLOCK 387, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

39.	GARDEN BANKS 0425	OCS-G 33198	*100.00000%	*81.25000%

	ALL OF BLOCK 425, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

	* Each of Ecopetrol and Ridgewood have withdrawn from this Asset. An assignment is due from Ecopetrol due to its withdrawal; however, Ridgewood was never assigned an interest and, hence, a reassignment is not required.

40.	GARDEN BANKS 0524	OCS-G 32419	100.00000%	81.25000%

	ALL OF BLOCK 524, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

41.	GARDEN BANKS 0556	OCS-G 33802	100.00000%	81.25000%

	ALL OF BLOCK 556, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

42.	GARDEN BANKS 0605	OCS-G 31634	30.00000%	27.35832%

	ALL OF BLOCK 605, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02.

43.	GREEN CANYON 0120	OC-G 25117	100.00000%	87.50000%

	ALL OF BLOCK 120, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

44.	GREEN CANYON 0358	OCS-G 33247	100.00000%	81.25000%

	ALL OF BLOCK 358, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

45.	GREEN CANYON 0360	OCS-G 32493	100.00000%	81.25000%

	ALL OF BLOCK 360, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

46.	GREEN CANYON 0429	OCS-G 26311	55.00000%	48.12500%

	ALL OF BLOCK 429, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

47.	GREEN CANYON 0433	OCS-G 33249	100.00000%	81.25000%

	ALL OF BLOCK 433, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

48.	GREEN CANYON 0451	OCS-G 32509	42.00000%	34.12500%

	ALL OF BLOCK 451, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

49.	GREEN CANYON 0550	OCS-G 26319	25.00000%	21.12500%

	ALL OF BLOCK 550, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

50.	GREEN CANYON 0551	OCS-G 28084	25.00000%	22.37500%

	ALL OF BLOCK 551, GREEN CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-03.

51.	MISSISSIPPI CANYON 0073	OCS-G 26236	100.00000%	87.50000%

	ALL OF BLOCK 73, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

52.	MISSISSIPPI CANYON 0507	OCS-G 33159	100.00000%	81.25000%

	ALL OF BLOCK 507, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

53.	MISSISSIPPI CANYON 0524	OCS-G 33161	50.00000%	40.62500%

	OPERATING RIGHTS: ALL OF BLOCK 524, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10 INSOFAR AND ONLY INSOFAR AS IT COVERS DEPTHS FROM THE SURFACE TO 18,000’ SSTVD.

54.	MISSISSIPPI CANYON 0550	OCS-G 27283	50.00000%	44.75000%

	ALL OF BLOCK 550, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

55.	MISSISSIPPI CANYON 0691	OCS-G 31520	100.00000%	83.33333%

	ALL OF BLOCK 691, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

56.	MISSISSIPPI CANYON 0719	OCS-G 32341	100.00000%	81.25000%

	ALL OF BLOCK 719, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

57.	MISSISSIPPI CANYON 0849	OCS-G 33760	50.00000%	40.62500%

	ALL OF BLOCK 849, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.

58.	VERMILION 0114	OCS-G 33083	100.00000%	81.25000%

	ALL OF BLOCK 114, VERMILION AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA3.

59.	VIOSCA KNOLL 1002	OCS-G 33702	100.00000%	81.25000%

	ALL OF BLOCK 1002, VIOSCA KNOLL, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-07.

Undeveloped Leases – Held by others

	Area/Block/Description	Lease	WI	NRI

1.	GARDEN BANKS 0302	OCS-G24479	35.0000%	28.52500%
				3.00000% (NEGC)
	OPERATING RIGHTS: ALL OF BLOCK 302, GARDEN BANKS, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NG15-02 INSOFAR AND ONLY INSOFAR AS TO THOSE DEPTHS FROM 13,501 FEET TVD TO 24,000 FEET TVD.

2.	MISSISSIPPI CANYON 0755	OCS-G 24105	50.00000%	42.75000%

	RECORD TITLE: ALL OF BLOCK 755, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10.
	MISSISSIPPI CANYON 0755	OCS-G 24105	0.00000%	3.00000%

	OPERATING RIGHTS: ALL OF BLOCK 755, MISSISSIPPI CANYON, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-10 INSOFAR AND ONLY INSOFAR AS IT COVERS THE NW/4 FROM SURFACE DOWN TO 16,000’ SUBSEA.

3.	VIOSCA KNOLL 0251	OCS-G 10930	10.00000%	8.33333%

	OPERATING RIGHTS: ALL OF BLOCK 251, VIOSCA KNOLL, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-07 INSOFAR AND ONLY INSOFAR AS TO DEPTHS BELOW THE STRATIGRAPHIC EQUIVALENT OF THE SUBSEA DEPTH OF 15,083’ TO AND INCLUDING 99,999’ AS ENCOUNTERED IN SAMEDAN OIL CORP.’S OCS-G 13982 #1 WELL LOCATED IN VIOSCA KNOLL BLOCK 252.

4.	VIOSCA KNOLL 0340	OCS-G10933	10.00000%	8.33333%

	OPERATING RIGHTS: ALL OF BLOCK 340, VIOSCA KNOLL, AS SHOWN ON OCS OFFICIAL PROTRACTION DIAGRAM, NH16-07 INSOFAR AND ONLY INSOFAR AS TO DEPTHS BELOW THE STRATIGRAPHIC EQUIVALENT OF THE SUBSEA DEPTH OF 15,083’ TO AND INCLUDING 99,999’ AS ENCOUNTERED IN SAMEDAN OIL CORP.’S OCS-G 13982 #1 WELL LOCATED IN VIOSCA KNOLL BLOCK 252.

5.	WEST CAMERON 0414	OCS-G 24743	10.00000%	8.33333%

	RECORD TITLE: ALL OF BLOCK 414, WEST CAMERON AREA, WEST ADDITION, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA1A.

	WEST CAMERON 0414	OCS-G 24743	0.000000%	0.83333%

	OPERATING RIGHTS: NW/4 OF BLOCK 414, WEST CAMERON AREA, WEST ADDITION, FROM SURFACE TO 2,733’ TVD.

6.	WEST DELTA 0073	OCS-G 01083	50.00000%	41.66667%

OPERATING RIGHTS: ALL OF BLOCK 73, WEST DELTA AREA, AS SHOWN ON OCS LOUISIANA LEASING MAP, LA8 INSOFAR AND ONLY INSOFAR AS IT COVERS THE N/2 NW/4 SW/4 CONTAINING 156.25 ACRES, MORE OR LESS, LIMITED FROM THE SURFACE DOWN TO 100’ BELOW THE BASE OF THE STRATIGRAPHIC EQUIVALENT OF THE K-30 RESERVOIR AS SEEN IN THE BAKER HUGHES RESISTIVITY GAMMA RAY LOG AT 12,030’ MD AND 11,913’ SSTVD ON THE NEWFIELD OCS – G 01082 NO. 10 WELL (API # 1771940851) LESS AND EXCEPT ALL CURRENTLY PRODUCIBLE RESERVOIRS (AS OF 9/18/2009) INCLUDING BUT NOT LIMITED TO THE K-30 SAND PENETRATED BY THE WEST DELTA 72 EXXONMOBIL E-26 ST1 WELL API # (177194065701) BETWEEN THE DEPTHS OF 15,598’ AND 15,787’ MD.

Producing Wells

	Lease Block	Lease	Well Name	API #	Operator
1.	Garden Banks 0258	G27632	SS002ST02BP01	608074028003	Anadarko

	Working Interest =		35.00000% (NFX)	0.00000% (NEGC)
	Net Revenue Interest =		28.52500% (NFX)	3.00000% (NEGC)
	Overriding Royalty Interest =		0.00000% (NFX)	3.00000% (NEGC)
	Total Net Revenue Interest =		28.52500% (NFX)	3.00000% (NEGC)

2.	Garden Banks 0293	G32409	SS002ST03BP00	608074030003	Newfield

			Without RR	With RR

	Working Interest =		40.00000%	40.00000%
	Net Revenue Interest =		32.50000%	40.00000%
	Overriding Royalty Interest =		0.70000%	0.70000%
	Total Net Revenue Interest =		33.20000%	40.70000%

	Royalty Relief subject to Price Threshold and Volume Threshold

3.	Garden Banks 0339	G25673	001ST00BP00	608074029600	Deep Gulf

			Without RR	With RR
	Working Interest =		25.00000%	25.00000%
	Net Revenue Interest =		19.37500%	22.50000%
	Overriding Royalty Interest =		0.00000%	0.00000%
	Total Net Revenue Interest =		19.37500%	22.50000%

	Royalty Relief subject to Price Threshold and Volume Threshold

4.	Mississippi Canyon 0506	G26261	SS001ST01BP00	608174106101	Newfield

			Without RR	With RR
	Working Interest =		50.00000%	50.00000%
	Net Revenue Interest =		43.75000%	50.00000%
	Overriding Royalty Interest =		1.00000%	1.00000%
	Total Net Revenue Interest =		44.75000%	51.00000%

	Royalty Relief subject to Price Threshold and Volume Threshold

5.	Mississippi Canyon 0800	G18292	SS001ST01BP00	608174112701	Newfield

			Without RR	With RR
	Working Interest =		57.50000%	57.50000%
	Net Revenue Interest =		50.31250%	57.50000%
	Overriding Royalty Interest =		0.85000%	0.85000%
	Total Net Revenue Interest =		51.16250%	58.35000%

	Royalty Relief subject to Volume Threshold

6.	Ship Shoal 0186	G32197	C001ST00BP01	177114153501	Newfield

			Without RR	With RR
	Working Interest =		40.00000%*	40.00000%*
	Net Revenue Interest =		32.50000%	40.00000%
	Overriding Royalty Interest =		1.20000%	1.20000%
	Total Net Revenue Interest =		33.70000%	41.20000%

	* Seller owns this interest; however, the BOEM erroneously credits Seller with an undivided 40.00333% interest, thus necessitating a correction to a BOEM approval decision letter.

	Royalty Relief subject to Price Threshold and Volume Threshold

7.	Vermilion 0201	G27862	B001ST00BP00	177054126400	Newfield

	Working Interest =		100.00000%
	Net Revenue Interest =		83.33333%
	Overriding Royalty Interest =		0.00000%
	Total Net Revenue Interest =		83.33333%

8.	Viosca Knoll 1003	G21160	SS002ST00BP00	608164044600	Newfield

			Without RR	With RR
	Working Interest =		66.67000%	66.67000%
	Net Revenue Interest =		51.66625%	60.00000%
	Overriding Royalty Interest =		0.00000%	0.00000%
	Total Net Revenue Interest =		51.66625%	60.00000%

	Royalty Relief subject to Volume Threshold

9.	West Cameron 0149	00253	008ST00BP00	177004128300	Newfield

	Working Interest =		75.00000%
	Net Revenue Interest =		55.87500%
	Overriding Royalty Interest =		0.00000%
	Total Net Revenue Interest =		55.87500%

10.	West Delta 0072	G01082	B001ST00BP00	177194085100	Newfield

	Working Interest =		50.00000%
	Net Revenue Interest =		41.66667%
	Overriding Royalty Interest =		0.00000%
	Total Net Revenue Interest =		41.66667%

Non-Producing Wells

	Lease Block	Lease	Well Name	API #	Operator	WI%
1.	Garden Banks 0344	G33195	003ST02BP00	608074022302	Newfield	100.00000

2.	Garden Banks 0381	G33196	001ST00BP01	608074082901	Newfield	50.00000

3.	Mississippi Canyon 0029 51.00000	G13997	003ST00BP00	608174111700	Stone/Newfield

	P&A Liability only – Newfield is the operator of the wellbore and associated aliquots. NFX has no ownership in the lease.

4.	Ship Shoal 0290	G32207	001ST00BP00	177124067000	ANKOR	51.66666

	Sold to Ankor – See PSA for Seller’s potential P&A Liability.

Producing Overriding Royalty Interests Properties

Area	Block	NRI	Prospect	Lease #	Operator
Mississippi Canyon	755	3.00000%	Anduin E	G 24105	ATP

Eugene Island	7	1.00000%	Cody Peak	SL 19746
				SL 19732
				SL 19731	Dynamic

Garden Banks	385	0.50000%	Llano	G 17358	Shell

(ORRI increases to 1% at such time as all production from Garden Banks Block 385 combined with all production from Garden Banks Block 386 equals 100,000,000 barrels of oil or the equivalent thereof ).

Garden Banks	386	0.50000%	Llano	G 10350	Shell

(ORRI increases to 1% at such time as all production from Garden Banks Block 386 combined with all production from Garden Banks Block 385 equals 100,000,000 barrels of oil or the equivalent thereof ).

Ship Shoal	290	6.13333%	Shelf	G 32207	Ankor/ Monforte (NW/4)

[Sold to Ankor – 6.13333% ORRI after Project Payout (6.13333% ORRI in NW/4 is not subject to Project Payout). Initial Production expected in the 4th quarter of 2012].

West Cameron	414	.83333%	Shelf	G 24743	Petroquest

(ORRI increases to 1% at Payout of the Well).

End of Exhibit A